The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-177049

Subject to Completion, Preliminary Prospectus Supplement dated October 1, 2012

PRELIMINARY PROSPECTUS SUPPLEMENT
(To prospectus dated October 17, 2011)

2,500,000 Shares

Class A Common Stock

We are offering 2,500,000 shares of our Class A common stock. Our Class A common stock is listed on the New York Stock Exchange under the symbol “UBA.” On September 28, 2012, the last reported sale price of our Class A common stock on the New York Stock Exchange was $20.23 per share.

Investing in our Class A common stock involves risks. See “Risk Factors” on page S-3 of this prospectus supplement and on page 9 of our Annual Report on Form 10-K for the year ended October 31, 2011. You should read this prospectus supplement, the documents incorporated by reference into this prospectus supplement, and the accompanying prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriter has agreed to purchase the shares of Class A common stock from us at a price of $    per share, which will result in net proceeds to us, after deducting expenses related to this offering payable by us, of approximately $   .

The underwriter may offer the shares of Class A common stock from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or otherwise.

We have granted the underwriter a 30-day option to purchase up to an additional 375,000 shares of Class A common stock from us at a price of $    per share, less an amount per share equal to any dividends declared by us and payable on the 2,500,000 shares of Class A common stock but not payable on the 375,000 option shares.

The Class A common stock will be ready for delivery through the facilities of The Depository Trust Company on or about October   , 2012.

Deutsche Bank Securities

The date of this prospectus supplement is October   , 2012.

Prospectus Supplement

Prospectus

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents they incorporate by reference may contain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements can generally be identified by such words as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “seek,” “should,” “will,” or variations of such words or other similar expressions and the negatives of such words.

All statements, other than statements of historical facts, included in this prospectus supplement that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including such matters as future capital expenditures, dividends and acquisitions (including the amount and nature thereof), business strategies, expansion and growth of our operations and other such matters, are forward-looking statements. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate. Such statements are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, performance or achievements, financial and otherwise, may differ materially from the results, performance or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to:

•	economic and other market conditions;

•	financing risks, such as the inability to obtain debt or equity financing on favorable terms;

•	the level and volatility of interest rates;

•	financial stability of tenants;

•	the inability of our properties to generate revenue increases to offset expense increases;

•	governmental approvals, actions and initiatives;

•	environmental/safety requirements;

•	risks of real estate acquisitions (including the failure of acquisitions to close); and

•	risks of disposition strategies.

In addition, we discuss certain factors in our Annual Report on Form 10-K under Item 1A. Risk Factors and in the other reports we filed with the Securities and Exchange Commission (the “SEC”) that could cause future events and actual results, performance or achievements to differ materially from the results, performance or achievements expressed in or implied by the forward-looking statements in this prospectus supplement and accompanying prospectus.

Any forward-looking statement speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made, except as may be required to fulfill our obligations under United States securities laws.

ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our Class A common stock. Therefore, before making a decision to invest in our Class A common stock, you should also read the this entire prospectus supplement and the accompanying prospectus, including the risks set forth under the caption “Risk Factors” in this prospectus supplement and in the documents incorporated by reference herein, and the information set forth under the caption “Where You Can Find More Information”.

Our Business

We are a self-administered real estate investment trust, or REIT, which owns and manages income-producing commercial real estate investments. Our sole business is the ownership of real estate investments, which consist principally of investments in income-producing properties, with primary emphasis on properties in the northeastern part of the United States with a concentration in Fairfield County, Connecticut, Westchester and Putnam Counties, New York and Bergen County, New Jersey (our “Target Area”). Our core properties consist principally of neighborhood and community shopping centers and five office buildings. The remaining properties consist of two industrial properties. We seek to identify desirable properties for acquisition, which we acquire in the normal course of business. In addition, we regularly review our portfolio and from time to time may sell certain of our properties.

We intend to continue to invest substantially all of our assets in income-producing real estate, with an emphasis on neighborhood and community shopping centers, although we will retain the flexibility to invest in other types of real property. While we are not limited to any geographic location, our current strategy is to invest primarily in properties located in our Target Area.

At July 31, 2012, we owned or had equity interests in 54 properties, comprised of neighborhood and community shopping centers, office buildings and industrial facilities throughout the United States, containing a total of 4.9 million square feet of gross leasable area.

Company Information

Our principal executive office is located at 321 Railroad Avenue, Greenwich, Connecticut 06830. Our telephone number is (203) 863-8200. Our website is located at www.ubproperties.com. Information contained on our website is not part of, and is not incorporated into, this prospectus.

The Offering

Class A common stock offered in this offering	2,500,000 shares (1)

Class A common stock to be outstanding after this offering	23,459,081 shares (1)

Use of Proceeds
We intend to use the net proceeds from this offering for general corporate purposes, which may include the repayment of outstanding indebtedness, the funding of capital improvements to our existing properties and the acquisition of additional properties. Pending the use of the net proceeds as described above, we may use the net proceeds to make investments in short-term income-producing securities that are consistent with our qualification as a REIT.

Dividend Policy
We expect to pay dividends on our Class A common stock in amounts determined from time to time by our board of directors. Future dividend levels will be dependent on our results of operations, financial position, cash flows and other factors.

New York Stock Exchange Symbol	UBA

(1)	Based on 20,959,081 shares of Class A common stock outstanding as of September 28, 2012. Excludes up to 375,000 shares of Class A common stock issuable upon exercise of the underwriter’s 30-day option.

RISK FACTORS

Investing in our Class A common stock involves risks. You should carefully consider the risks described in our Annual Report on Form 10-K for the fiscal year ended October 31, 2011 and any subsequent Quarterly Reports on Form 10-Q (which reports are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any other prospectus supplement hereto and post-effective amendments thereto before purchasing our Class A common stock. The risks and uncertainties described below and in the accompanying prospectus are not the only ones facing us. Additional risks and uncertainties of which we are unaware, or that we currently deem immaterial, also may become important factors that affect us. Please see the sections titled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference”.

If any of the risks described in or incorporated into this prospectus supplement or in the accompanying prospectus occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our Class A common stock could decline, and you may lose some or all of your investment.

USE OF PROCEEDS

We intend to use the net proceeds from this offering for general corporate purposes, which may include the repayment of outstanding indebtedness, the funding of capital improvements to our existing properties and the acquisition of additional properties. Pending the use of the net proceeds as described above, we may use the net proceeds to make investments in short-term income-producing securities that are consistent with our qualification as a REIT.

CAPITALIZATION

The following table sets forth (1) our actual, unaudited capitalization as of July 31, 2012, and (2) our capitalization as adjusted to reflect the sale of 2,500,000 shares of Class A common stock in this offering. This table does not reflect the exercise by the underwriter of its 30-day option to purchase up to 375,000 additional shares of Class A common stock.

	As of July 31, 2012
	Actual	As Adjusted
	(unaudited)
	(amounts in thousands, except share data)
Revolving credit lines	$21,900	$
Mortgage notes payable and other loans	151,228
Redeemable Noncontrolling Interests	11,778
Redeemable preferred stock, par value $.01 per share; 2,800,000 issued and outstanding shares	96,203

Stockholders’ equity
7.5% Series D Senior Cumulative Preferred Stock (liquidation preference of $25 per share); 2,450,000 shares issued and outstanding	61,250
Excess stock, par value $.01 per share; 10,000,000 shares authorized; none issued and outstanding	—
Common stock, $0.01 par value, 30,000,000 shares authorized; 8,852,987 and 8,852,987 shares issued and outstanding	89
Class A Common Stock, par value $.01 per share; 40,000,000 shares authorized; 20,959,081 shares issued and outstanding; and 23,459,081 shares issued and outstanding as adjusted	210
Additional paid in capital	318,329
Cumulative distributions in excess of net income	(84,840)
Accumulated other comprehensive income (loss)	(26)
Total stockholders’ equity	295,012
Total capitalization	$576,121

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes certain material federal income tax consequences to us and to holders of our Class A common stock generally relating to our treatment as a REIT.

The laws governing the federal income tax treatment of a REIT and its stockholders are highly technical and complex. This summary is for general information only, and does not purport to address all of the tax issues that may be important to you. In addition, this section does not address the tax issues that may be important to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in “—Taxation of Tax Exempt Stockholders,” below), partnerships, financial institutions or broker-dealers, and non-U.S. stockholders (except to the extent discussed in “—Taxation of Non-U.S. Stockholders,” below).

This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed herein.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF INVESTING IN OUR CLASS A COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH INVESTMENT AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

We elected to be taxed as a REIT under the federal income tax laws beginning with our taxable year ended October 31, 1970. We believe that we have operated in a manner qualifying us as a REIT since our election and intend to continue to so operate.

In connection with this prospectus supplement, Baker & McKenzie LLP has rendered an opinion that we qualified to be taxed as a REIT under the federal income tax laws for our taxable years ended October 31, 2009 through October 31, 2011, and our organization and current method of operation will enable us to continue to qualify as a REIT for our taxable year ending October 31, 2012 and in the future. You should be aware that the opinion is based on current law and is not binding on the IRS or any court. In addition, the opinion is based on customary assumptions and on our representations as to factual matters.

It must be emphasized that the opinion of tax counsel is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by our management regarding our organization, assets, income, and the past, present and future conduct of our business operations. While we intend to operate so that we will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by tax counsel or by us that we will qualify as a REIT for any particular year.

Our qualification as a REIT depends on our ability to meet, on a continuing basis, qualification tests mandated by the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentages of our assets that fall within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. We describe the REIT qualification tests in more detail below. For a discussion of the tax treatment of us and our stockholders if we fail to qualify as a REIT, see “—Failure to Qualify,” below.

As a REIT, we generally are not subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we generally will be subject to federal tax in the following circumstances:

•	We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to stockholders.

•	We will pay income tax at the highest corporate rate on:

o	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

o	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we generally will pay a 100% tax on:

o	the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by

o	a fraction intended to reflect our profitability.

•	If during a calendar year we fail to distribute at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from earlier periods, we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•	In the event of a failure to satisfy any of the asset tests (other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test as described below under “—Asset Tests”), as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets causing such failure, we will pay a tax equal to the greater of $50,000 or the amount determined by multiplying the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests by the highest corporate tax rate (currently 35%).

•	In the event we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

o	the amount of gain that we recognize at the time of the sale or disposition, and

o	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

Requirements for Qualification

A REIT is an entity that meets each of the following requirements:

1.	It is managed by trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.	Not more than 50% of the value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year (the “closely held test”).

7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met in order to elect and maintain REIT status.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated the closely held test, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under the closely held test, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of the closely held test.

We have issued sufficient shares of our stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of the shares of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of shares of our stock are described under “Description of Capital Stock — Restrictions on Ownership and Transfer” in the accompanying prospectus.

We have several corporate subsidiaries, including “qualified REIT subsidiaries,” and interests in unincorporated domestic entities. For federal income tax purposes, a corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities and items of income, deduction and credit of a “qualified REIT subsidiary” are treated as assets, liabilities and items of income, deduction and credit of the REIT. A “qualified REIT subsidiary” is a corporation all of the capital stock of which is owned by the REIT and for which no election has been made to treat such corporation as a “taxable REIT subsidiary.”

An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “—Asset Tests”) is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate shares are based on our proportionate interest in the capital interests in the partnership.

A REIT may own up to 100% of the stock of a “taxable REIT subsidiary,” or TRS. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation, of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities, will automatically be treated as a TRS. We will not be treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by a TRS to us will be an asset in our hands, and we will treat the distributions paid to us from such TRS, if any, as income. This treatment may affect our compliance with the gross income and asset tests. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. A TRS may not directly or indirectly operate or manage any health care facilities or lodging facilities or provide rights to any brand name under which any health care facility or lodging facility is operated. We currently own stock of a TRS, and may form one or more TRSs in the future.

Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets, other than property held primarily for sale to customers in the ordinary course of business;

•	income from the operation, and gain from the sale of, certain property acquired at or in lieu of foreclosure on a lease of, or indebtedness secured by, such property (“foreclosure property”); and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our shares of beneficial interest or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we receive such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, or gain from the sale or disposition of stock or securities. Certain types of gross income, including gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business, is excluded from both the numerator and the denominator for purposes of the income tests.

A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets would not be in the ordinary course of our business. Whether a REIT holds an asset

“primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.”

We will generally be subject to tax at the maximum corporate rate on any net income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default, or when default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, although foreclosure property status may be terminated earlier upon the occurrence of certain events or may be extended if an extension is granted by the IRS.

We have no foreclosure property as of the date of this prospectus.

Rent that we receive from real property that we own and lease to tenants will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if each of the following conditions is met:

•	The rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•	Neither we nor a direct or indirect owner of 10% or more of our shares may own, actually or constructively, 10% or more of a tenant from whom we receive rent (other than a TRS). Rent we receive from a TRS will qualify as “rents from real property” if at least 90% of the leased space of the property is rented to persons other than TRSs and 10%-owned tenants, the amount of rent paid by the TRS is substantially comparable to the rent paid by the other tenants of the property for comparable space and the rent is not attributable to a modification of a lease with a “controlled TRS” (i.e., a TRS in which we own, directly or indirectly, 50% of the voting power or value of the stock).

•	We generally must not operate or manage our real property or furnish or render services to our tenants, other than through an independent contractor who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an independent contractor, but instead may provide services directly, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Further, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income.

In addition, the amount of rent that is attributable to personal property leased in connection with a lease of real property will qualify as “rents from real property” but only if such amount is no more than 15% of the total rent received under the lease. The allocation of rent between real and personal property is based on the relative fair market values of the real and personal property.

We believe that the rents we receive, other than rent received from our TRS, meet all of these conditions.

Income and gain from certain hedging transactions that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such is excluded from gross income for purposes of the 95% gross income test and, for transactions entered into after July 30, 2008, also for purposes of the 75% gross income test. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired or entered into and to satisfy other identification requirements. We intend to structure our hedging transactions so as not to jeopardize our status as a REIT.

If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect; and

•	following such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of the Company,” even if the relief provisions apply, we generally would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% or the 95% gross income test, multiplied by a fraction intended to reflect our profitability.

For purposes of the 75% and 95% gross income tests, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from leasing substantially all of its interest in the real property securing the debt, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest on debt secured by a mortgage on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan (or, if the loan has experienced a “significant modification” that was not related to default or anticipated default since its origination or acquisition by the REIT, then as of the date of that “significant modification”), a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the interest income attributable to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and certain money market funds;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

Under a second set of asset tests, except for securities in the 75% asset class, securities in a TRS or qualified REIT subsidiary, and equity interests in partnerships:

•	not more than 5% of the value of our total assets may be represented by securities of any one issuer (the “5% value test”);

•	we may not own securities that possess more than 10% of the total voting power of the outstanding securities of any one issuer (the “10% vote test”); and

•	subject to certain exceptions, we may not own securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer (the “10% value test”).

In addition, no more than 25% of the value of our total assets may consist of securities (other than those that are qualifying assets for purposes of the 75% asset test), and not more than 25% of the value of our total assets may be represented by securities of one or more TRSs.

For purposes of the 10% value test, debt instruments issued by a partnership are not classified as “securities” to the extent of our interest as a partner in such partnership (based on our proportionate share of the partnership’s equity interests and certain debt securities) or if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test. For purposes of the 10% value test, the term “securities” also does not include debt securities issued by another REIT, certain “straight debt” securities (for example, qualifying debt securities of a corporation of which we own no more than a de minimis amount of equity interest), loans to individuals or estates, and accrued obligations to pay rent.

We believe that our existing assets are qualifying assets for purposes of the 75% asset test. We also believe that any additional real property that we acquire, loans that we extend and temporary investments that we make generally will be qualifying assets for purposes of the 75% asset test, except to the extent that the value of the loan exceeds the value of the associated real property securing the loan (determined as of the date we agreed to originate or acquire the loan) or to the extent the asset is a loan that is not deemed to be an interest in real property. We intend to monitor the status of our acquired assets for purposes of the various asset tests and manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that we violate the 5% value test, 10% vote test, or 10% value test described above at the end of any quarter of each taxable year, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of the value of our assets or $10 million) and (ii) we dispose of the assets that caused the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of the assets that caused the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure, (ii) file a schedule with the IRS describing the assets that caused such failure and (iii) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of

o	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

o	90% of our after-tax income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three-months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “—Taxation of Taxable U.S. Stockholders” below. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

It is possible that, from time to time, we may experience timing differences between:

•	the actual receipt of income and actual payment of deductible expenses, and

•	the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income.

As a result of the foregoing, unless, for example, we raise funds by a borrowing or pay taxable dividends of our capital stock or debt securities, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the 4% excise tax described above or even to meet the 90% distribution requirement.

We may satisfy the 90% distribution requirement with taxable distributions of our equity or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for federal income tax purposes. Those rulings may be relied upon only by taxpayers to whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make elective cash/stock dividends, but that revenue procedure does not apply to distributions with respect to our taxable year ending October 31, 2012 and future taxable years. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and stock. We have no current intention to make a taxable dividend payable in cash and our stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding shares. We have complied, and we intend to continue to comply, with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Income Tests” and “— Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In addition, we may be required to pay penalties and/or interest in respect of such tax. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. To the extent of our current and accumulated earnings and profits, any distributions to stockholders in any such year generally would be taxed as ordinary dividend income. Distributions to individual, trust and estate stockholders may be eligible to be treated as qualified dividend income, which currently is taxed at capital gains rates through 2012. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether we would qualify for such statutory relief in all circumstances.

Taxation of Taxable U.S. Stockholders

This section is a summary of rules governing the federal income taxation of U.S. stockholders (defined below) for general information only. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS ON OWNERSHIP OF THE SHARES OF OUR STOCK. For purposes of this summary, the term “U.S. stockholder” means a holder of our Class A common stock that, for federal income tax purposes, is:

•	a citizen or resident of the United States,

•	a corporation or partnership created or organized under the laws of the United States, or of any state thereof, or the District of Columbia,

•	an estate whose income is includible in gross income for federal income tax purposes regardless of its source, or

•	any trust (i) with respect to which a United States court is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions or (ii) that has a valid election in place to be treated as a U.S. person.

If a partnership, including for this purpose any entity that is treated as a partnership for federal income tax purposes, holds our stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A stockholder that is a partnership and the partners in such partnership should consult their tax advisors about the federal income tax consequences of the acquisition, ownership and disposition of our stock.

As long as we qualify as a REIT, a taxable U.S. stockholder must take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations.

A U.S. stockholder will generally recognize distributions that we properly designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held its stock. A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we timely designate the amount, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its shares of our stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid. If we make such an election, we may, if supported by reasonable authority that it will not jeopardize our status as a REIT, make such an election only with respect to capital gains allocable to our common stock and Class A common stock.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s shares of our stock. Instead, the distribution will reduce the U.S. stockholder’s adjusted basis in such shares of our stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her shares of our stock as long-term capital gain, or short-term capital gain if the shares of our stock have been held for one year or less, assuming the shares of our stock are a capital asset in the hands of the U.S. stockholder. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to dividends on our preferred stock and then to dividends on our common equity. If, for any taxable year, we elect to designate as capital gain dividends any portion of the distributions paid for the year to our stockholders, the portion of the amount so designated (not in excess of our net capital gain for the year) that will be allocable to the holders of our preferred stock will be the amount so designated, multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid to the holders of our preferred stock for the year and the denominator of which will be the total dividends paid to the holders of all classes of our stock for the year.

Dividends paid to a U.S. stockholder generally will not qualify for the 15% tax rate for “qualified dividend income.” Currently the maximum federal income tax rate for qualified dividend income is 15% for tax years through 2012. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to individual, trust and estate U.S. stockholders. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (1) attributable to dividends received by us from non-REIT corporations, such as a TRS, and (2) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a U.S. stockholder must hold our stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our stock becomes ex-dividend.

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of his or her shares will not be treated as passive activity income, and as a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses.

Taxation of U.S. Stockholders on the Disposition of Stock

In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of his or her shares of our stock as long-term capital gain or loss if the U.S. stockholder has held the shares of our stock for more than one year. However, a U.S. stockholder must treat any loss upon a sale or exchange of shares of our stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and other distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of the shares of our stock may be disallowed if the U.S. stockholder purchases other shares of substantially identical stock within 30 days before or after the disposition.

If a U.S. stockholder has shares of our stock redeemed by us, such U.S. stockholder will be treated as having sold the redeemed shares if (1) all of the U.S. stockholder’s shares of our stock are redeemed (after taking into consideration certain ownership attribution rules set forth in the Code) or (2) such redemption is (a) not essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code or (b) substantially disproportionate within the meaning of Section 302(b)(2) of the Code. If a redemption is not treated as a sale of the redeemed shares, it will be treated as a distribution made with respect to the U.S. stockholder’s stock. U.S. stockholders should consult with their tax advisors regarding the taxation of any particular redemption of our shares.

Capital Gains and Losses

The tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 35%, which rate, absent Congressional action, will apply until December 31, 2012. The current maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 15%, which rate, absent Congressional action, will increase to 20% for sales and exchanges occurring after December 31, 2012. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders at a 15% (or 20% after 2012) or 25% rate.

A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

•	comes within certain exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability.

New Legislation Regarding Medicare Tax

With respect to taxable years beginning after December 31, 2012, certain U.S. stockholders, including individuals and estates and trusts, will be subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which may include dividends and net gains from the disposition of shares of stock. U.S. stockholders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in our stock.

Taxation of Tax Exempt Stockholders

This section is a summary of rules governing the federal income taxation of U.S. stockholders that are tax-exempt entities for general information only. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS ON OWNERSHIP OF THE SHARES OF OUR STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, are generally exempt from federal income taxation. However, they are subject to taxation on their “unrelated business taxable income.” While many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of shares of our stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, certain types of tax-exempt entities are subject to unrelated business taxable income under rules that are different from the general rules discussed above, which may require them to characterize distributions that they receive from us as unrelated business taxable income. In certain circumstances, a pension trust could be required to treat a percentage of the dividends received from a “pension-held REIT” as unrelated business taxable income. Certain restrictions on ownership and transfer of our stock should generally prevent us from becoming a pension-held REIT. If we were to become a pension-held REIT, these rules generally would apply only to certain pension trusts that hold more than 10% of our stock.

Taxation of Non-U.S. Stockholders

This section is a summary of the rules governing the federal income taxation of non-U.S. stockholders. For purposes of this discussion, the term “non-U.S. stockholder” means a holder of our Class A common stock that is not a U.S. stockholder or an entity treated as a partnership for federal income tax purposes. The rules governing the federal income taxation of non-U.S. stockholders are complex and this summary is for general information only. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS ON OWNERSHIP OF THE SHARES OF OUR CLASS A COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” as defined below, and that we do not designate as a capital gain dividend or retained capital gain, will recognize ordinary income to the extent of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the

non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions, and also may be subject to a 30% “branch profits tax” if the non-U.S. stockholder is a corporation. The branch profits tax may be reduced by an applicable income tax treaty. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an applicable IRS Form W-8 (i.e., IRS Form W-8BEN, IRS Form W-8IMY or IRS Form W-8EXP) evidencing eligibility for that reduced rate with us, or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected with the conduct of a U.S. trade or business.

A non-U.S. stockholder will not incur tax on a distribution on shares of our stock in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the non-U.S. stockholder in those shares. Instead, the distribution will reduce the adjusted basis of the non-U.S. stockholder in those shares. A non-U.S. stockholder will be subject to tax on a distribution on shares of our stock that exceeds both our current and accumulated earnings and profits and the adjusted basis of the non-U.S. stockholder in those shares if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of those shares as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Under the “FIRPTA” rules discussed below, we are generally required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we generally will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

A non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of “United States real property interests” under special provisions of the federal income tax laws known as the “Foreign Investment in Real Property Act of 1980” (or “FIRPTA”). The term “United States real property interests” includes interests in U.S. real property and shares in corporations at least 50% of whose assets consist of interests in U.S. real property. Under those rules, subject to the exception discussed below for distributions on shares of a class of stock that is regularly traded on an established securities market to a less-than-5% holder of such class, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on this distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless the exception described in the next paragraph applies, we must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold.

Capital gain distributions to the holders of shares of a class of our stock that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as (1) that class of stock is regularly traded on an established securities market and (2) the non-U.S. stockholder did not own more than 5% of that class of stock during the one-year period ending on the date of distribution. As a result, non-U.S. stockholders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.

Moreover, if a non-U.S. stockholder disposes of our stock during the 30-day period preceding a dividend payment, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire our stock within 61 days of the 1st day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a U.S real property interest capital gain to such non-U.S. stockholder, then such non-U.S. stockholder shall be treated as having U.S. real property interest capital gain in an amount that, but for the disposition, would have been treated as U.S. real property interest capital gain.

A non-U.S. stockholder generally will not incur tax under FIRPTA on gain from the sale of our stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% of the value of our stock. We cannot assure you that that test will be met. In addition, a non-U.S. stockholder that owns, actually or constructively, 5% or less of the shares of a class of stock at all times during a specified testing period will not incur tax on such gain under FIRPTA if the shares of that class of stock are regularly traded on an established securities market. If the gain on the sale of stock is taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

A non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or

•	the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Additional Withholding Requirements

On March 18, 2010, the Hiring Incentives to Restore Employment Act (the “HIRE Act”) was enacted in the United States. The HIRE Act includes provisions known as the Foreign Account Tax Compliance Act (“FATCA”) that generally impose a 30% U.S. withholding tax on “withholdable payments,” which consist of (i) U.S.-source dividends, interest, rents and other “fixed or determinable annual or periodical income” paid after December 31, 2013 and (ii) certain U.S.-source gross proceeds paid after December 31, 2014, in each case to (a) “foreign financial institutions” unless they enter into an agreement with the IRS to collect and disclose to the IRS information regarding their direct and indirect U.S. owners (an “FFI Agreement”) and (b) certain other non-U.S. entities unless they certify certain information regarding their direct and indirect U.S. owners. A “foreign financial institution” generally includes any non-U.S. entity that is engaged (or holds itself out as being engaged) primarily in the business of investing, reinvesting or trading in securities, partnership interests or commodities, or any interests in such securities, partnership interests or commodities. Under FATCA, we may be required to withhold 30% on dividends and the gross proceeds from a sale or other disposition of our stock. Final regulations under FATCA have not yet been promulgated. Prospective investors are urged to consult with their tax advisors regarding the application of FATCA with respect to an investment in our stock.

State and Local Taxes

We and/or our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our stock.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, Deutsche Bank Securities Inc., as underwriter, has agreed to purchase, and we have agreed to sell to the underwriter, all of the Class A common stock in this offering.

The underwriting agreement provides that the obligation of the underwriter to purchase the Class A common stock included in this offering is subject to approval of certain legal matters by counsel and to other conditions. The underwriter is obligated to purchase all of the 2,500,000 shares of Class A common stock sold under the underwriting agreement if it purchases any of the Class A common stock.

The underwriter has agreed to purchase all of the 2,500,000 shares of Class A common stock offered by this prospectus supplement at a price of $    per share, which will result in net proceeds to us, after deducting expenses related to this offering payable by us, of approximately $    million, assuming no exercise by the underwriter of the 30-day option described below, and approximately $    million assuming full exercise of the option.

We have granted the underwriter a 30-day option to purchase up to an additional 375,000 shares of Class A common stock from us at a price of $    per share, less an amount per share equal to any dividends declared by us and payable on the 2,500,000 shares of Class A common stock but not payable on the 375,000 option shares.

The expenses of the offering that are payable by us are estimated at $150,000.

We have agreed to indemnify the underwriter against some specified types of liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriter may be required to make in respect of any of these liabilities.

Each of our executive officers and directors has agreed, subject to certain exceptions, not to, directly or indirectly, sell, offer, contract or grant any option to sell (including, without limitation, any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or otherwise dispose of any shares of Class A common stock, common stock, options or warrants to acquire shares of Class A common stock or common stock, or securities exchangeable or exercisable for or convertible into shares of Class A Common Stock or common stock currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by him or her, or publicly announce his or her intention to do any of the foregoing, for a period of 60 days after the date of this prospectus supplement without the prior written consent of the underwriter. This consent may be given at any time without public notice.

In addition, subject to certain exceptions, we have agreed that no offering, sale, short sale or other disposition of any shares of Class A common stock or other securities convertible into or exchangeable or exercisable for shares of Class A common stock or derivative of Class A common stock (or agreement for such) will be made by us, directly or indirectly, for a period of 60 days after the date of this prospectus supplement, other than in this offering or with the prior written consent of the underwriter.

If: (i) during the last 17 days of the 60-day period referred to in the preceding two paragraphs we issue an earnings release or announce material news or a material event relating to us; or (ii) prior to the expiration of the 60-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period, then the restrictions described in the preceding two paragraphs will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

In connection with the offering, the underwriter may purchase and sell shares of our Class A common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriter’s option to purchase additional Shares of Class A common stock from us in the offering. The underwriter may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option.

Naked short sales are any sales in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of our Class A Common Stock made by the underwriter in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our Class A common stock. Additionally, these purchases, may stabilize, maintain or otherwise affect the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on an Internet web site maintained by the underwriter. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter’s web site is not part of this prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

The underwriter or its affiliates have either provided investment banking and/or commercial banking services to us and our affiliates in the past or may do so in the future for which they receive and expect to receive customary fees and commissions. Richard Grellier, who has been one of our directors since September 2011, and who also serves on the audit committee and the nominating and corporate governance committee of our board, has served in various senior positions at Deutsche Bank Securities Inc., the underwriter for this offering, where he currently serves as a Managing Director.

        The transfer agent and registrar for our Class A common stock is Computershare.

        Our Class A common stock trades on the New York Stock Exchange under the symbol “UBA.”

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall require the Company, the selling stockholder or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.

We, the underwriter and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriter has authorized, nor do we authorize, the making of any offer of shares in circumstances in which an obligation arises for we or the underwriter to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)), in connection with the issue or sale of the shares of common stock, has only been, and will only be, communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

Anything in relation to the shares of common stock in, from or otherwise involving the United Kingdom, has been, and may only be done, in compliance with all applicable provisions of the FSMA.

LEGAL MATTERS

The validity of the shares of Class A common stock offered in this offering will be passed upon for us by Miles & Stockbridge P.C., Baltimore, Maryland. Also, certain federal income tax matters will be passed upon by Baker & McKenzie LLP, New York, New York. Certain legal matters related to this offering will be passed upon for the underwriter by Hunton & Williams LLP. Hunton & Williams LLP will rely as to matters of Maryland law on the opinion of Miles & Stockbridge P.C.

EXPERTS

The consolidated financial statements, schedules and effectiveness of internal control over financial reporting of Urstadt Biddle Properties Inc. incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the fiscal year ended October 31, 2011 have been audited by PKF O’Connor Davies, a Division of O’Connor Davies, LLP, an independent registered public accounting firm, as set forth in their reports thereon, and have been incorporated herein in reliance on said reports of such firm given on its authority as experts in auditing and accounting in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by us may be inspected without charge at the public reference room of the SEC, which is located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of the reports, proxy statements and other information from the public reference room, upon the payment of the prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at www.sec.gov that contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC. You can inspect the reports, proxy statements and other information on this website.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference certain information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus supplement, and any information filed with the SEC subsequent to this prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which have been filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended October 31, 2011;

•	Our Quarterly Reports on Form 10-Q for the quarters ended January 31, 2012, April 30, 2012 and July 31, 2012;

•	Our Current Reports on Form 8-K filed on February 16, 2012 and on September 27, 2012; and

•	Our Definitive Proxy Statement filed January 31, 2012, solely as to information contained therein that is specifically incorporated by reference into our Annual Report on Form 10-K for the year ended October 31, 2011.

We also incorporate by reference into this prospectus supplement all documents that we may subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering, provided, however, that we are not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless, and to the extent, specified in any such Current Report on Form 8-K. Any statement herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, a copy of any or all of the documents which are incorporated by reference in this prospectus supplement (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Investor Relations, Urstadt Biddle Properties Inc., 321 Railroad Avenue, Greenwich, CT 06830 or by calling Investor Relations directly at (203) 863-8225.

PROSPECTUS

$300,000,000
Common Stock
Class A Common Stock
Preferred Stock
Depositary Shares

We intend to issue from time to time common stock, Class A common stock, preferred stock and shares representing entitlement to all rights and preferences of a fraction of a share of preferred stock of a specified series and represented by depositary receipts, having an aggregate public offering price of up to $300,000,000.

Our common stock, Class A common stock, preferred stock and depositary shares (collectively referred to as our securities) may be offered in separate series, in amounts, at prices and on terms that will be determined at the time of sale and set forth in one or more supplements to this prospectus.

Our common stock entitles the holder to one vote per share and our Class A common stock entitles the holder to 1/20th of one vote per share on all matters submitted to a vote of stockholders. Each share of our Class A common stock is also entitled to dividends in an amount equal to not less than 110% of the regular quarterly dividends paid on each share of our common stock.

The specific terms of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include, where applicable:

•	in the case of common stock and Class A common stock, the number of shares and initial offering price; and

•	in the case of preferred stock, the series designation and number of shares, the dividend, liquidation, redemption, conversion, voting and other rights, the initial public offering price and whether interests in the preferred stock will be represented by depositary shares.

In addition, the specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the securities, in each case as may be set forth in our charter and as appropriate to preserve our status as a real estate investment trust, or REIT, for federal income tax purposes, among other reasons.

The applicable prospectus supplement will also contain information, where applicable, about United States federal income tax considerations, and any exchange listing of the securities covered by the prospectus supplement.

Our securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of our securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth in the applicable prospectus supplement. None of our securities may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those securities.

Our common stock and our Class A common stock are listed on the New York Stock Exchange under the symbols “UBP” and “UBA,” respectively.

Investing in our securities involves risks. Before buying any securities, you should carefully read the discussion of risks beginning on page 9 of our Annual Report on Form 10-K for the fiscal year ended October 31, 2010 and any risk factors set forth in our other filings with the Securities and Exchange Commission (“SEC”) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any risk factors set forth in the prospectus supplement for a specific offering of securities.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 17, 2011.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We generally identify forward-looking statements by using such words as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “seek,” “should,” “will,” or variations of such words or other similar expressions and the negatives of such words.

All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including such matters as future capital expenditures, dividends and acquisitions (including the amount and nature thereof), business strategies, expansion and growth of our operations and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate. Such statements are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, performance or achievements, financial and otherwise, may differ materially from the results, performance or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to:

•	economic and other market conditions;

•	financing risks, such as the inability to obtain debt or equity financing on favorable terms;

•	the level and volatility of interest rates;

•	financial stability of tenants;

•	the inability of our properties to generate revenue increases to offset expense increases;

•	governmental approvals, actions and initiatives;

•	environmental/safety requirements; and

•	risks of real estate acquisitions (including the failure of acquisitions to close);

•	as well as other risks described in our Annual Report on Form 10-K for the fiscal year ended October 31, 2010 and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act

Forward-looking statements contained in this prospectus speak only as of the date of the prospectus. Unless required by law, we undertake no obligation to update publicly or revise any forward-looking statements to reflect new information or future events or otherwise. You should, however, review the factors and risks described in our Annual Report on Form 10-K for the fiscal year ended October 31, 2010 and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. See “Where You Can Find More Information” and “Incorporation by Reference” elsewhere in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities under this prospectus, we will provide a prospectus supplement that contains specific information about the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should both read this prospectus and any prospectus supplement together with additional information described in “Where You Can Find More Information” and “Incorporation by Reference” elsewhere in this prospectus.

The total dollar amount of the securities sold under this prospectus will not exceed $300,000,000.

You should rely only on the information contained or incorporated by reference in this prospectus and the prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should not assume that the information in this prospectus is accurate after the date of this prospectus. Our business, financial condition and results of operations and prospects may have changed since that date.

OUR COMPANY

Our sole business is the ownership of real estate investments, which consist principally of investments in income-producing properties, with primary emphasis on retail properties in the northeastern part of the United States with a concentration in Fairfield County, Connecticut, Westchester and Putnam Counties, New York and Bergen County, New Jersey. Our core properties consist principally of neighborhood and community shopping centers and five office buildings and one office/retail mixed use property. The remaining properties consist of two industrial properties. We seek to identify desirable properties for acquisition, which we acquire in the normal course of business. In addition, we regularly review our portfolio and from time to time may sell certain of our properties.

We intend to continue to invest substantially all of our assets in income-producing real estate, with an emphasis on neighborhood and community shopping centers, although we will retain the flexibility to invest in other types of real property. While we are not limited to any geographic location, our current strategy is to invest primarily in properties located in the northeastern region of the United States with a concentration in Fairfield County, Connecticut, Westchester and Putnam Counties, New York and Bergen County, New Jersey.

At July 31, 2011, we owned or had an equity interest in 51 properties comprised of neighborhood and community shopping centers, office buildings, office/retail mixed use and industrial facilities located in seven states throughout the United States, containing a total of 4.7 million square feet of gross leasable area, or GLA.

Our principal executive office is located at 321 Railroad Avenue, Greenwich, Connecticut 06830. Our telephone number is (203) 863-8200. Our website is located at www.ubproperties.com. Information contained on our website is not part of, and is not incorporated into, this prospectus.

RISK FACTORS

You should carefully consider the specific risks described in our Annual Report on Form 10-K for the fiscal year ended October 31, 2010 and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before making an investment decision. See “Where You Can Find More Information” and “Incorporation by Reference” elsewhere in this prospectus.

CERTAIN RATIOS

The following table sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods shown.

	Year ended October 31,					Nine months ended July 31,
	2010	2009	2008	2007	2006	2011	2010
Ratio of earnings to fixed charges	4.64	5.21	5.00	5.23	3.98	5.19	4.66
Ratio of earnings to combined fixed charges and preferred stock dividends	1.70	1.76	1.87	2.38	1.87	1.94	1.69

The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing earnings by the total of fixed charges and preferred stock dividends. For purposes of computing these ratios, earnings consist of net income from continuing operations reduced by the equity in earnings of unconsolidated joint ventures, plus fixed charges. Fixed charges consists of interest expense.

USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from any sale of securities offering by this prospectus to acquire income producing properties consistent with our current business strategy and to fund renovations on, or capital improvements to, our existing properties, including tenant improvements or to repay debt. We intend to focus our acquisition activities on neighborhood and community shopping centers primarily located in the northeastern United States, with a concentration on Fairfield County, Connecticut, Westchester and Putnam Counties, New York and Bergen County, New Jersey.

Pending the use of the net proceeds as described above, we may use the net proceeds to reduce amounts outstanding, if any, under our credit facilities and to make investments in short-term income producing securities.

DESCRIPTION OF CAPITAL STOCK

General

Under our Charter we may issue up to 30,000,000 shares of common stock, 40,000,000 shares of Class A common stock, 20,000,000 shares of preferred stock and 10,000,000 shares of Excess Stock. At September 28, 2011, we had outstanding 8,699,760 shares of common stock, 20,888,935 shares of Class A common stock, 400,000 shares of Series C Senior Cumulative preferred stock, 2,450,000 shares of Series D Senior Cumulative preferred stock; 2,400,000 shares of Series E Senior Cumulative preferred stock and no shares of Excess Stock. We have reserved 378,852 shares of common stock and 440,153 shares of Class A common stock for issuance under our dividend reinvestment and share purchase plan, 660,500 shares which, at our Compensation Committee’s discretion, may be awarded in any combination of shares of common stock or Class A common stock for issuance under our restricted stock plan.

Description of Common Stock and Class A Common Stock

Voting

Under our Charter, holders of our common stock are entitled to one vote per share on all matters submitted to the common stockholders for vote at all meetings of stockholders. Holders of our Class A common stock are entitled to 1/20th of one vote per share on all matters submitted to the common stockholders for vote at all meetings of stockholders. Except as otherwise required by law or as to certain matters as to which separate class voting rights may be granted in the future to holders of one or more other classes or series of our capital stock, holders of common stock and Class A common stock vote together as a single class, and not as separate classes, on all matters voted upon by our stockholders. The holders of our outstanding Class A common stock, as a group, control 10.75% of the voting power of our outstanding common equity securities and the holders of our outstanding common stock, as a group, control 89.25% of the voting power of our outstanding common equity securities. Therefore, holders of our common stock have sufficient voting power to approve or disapprove all matters voted upon by our common stockholders, including any proposal that could affect the relative dividend or other rights of our common stock and Class A common stock.

Dividends and Distributions

Subject to the requirements with respect to preferential dividends on any of our preferred stock, dividends and distributions are declared and paid to the holders of common stock and Class A common stock in cash, property or our other securities (including shares of any class or series whether or not shares of such class or series are already outstanding) out of funds legally available therefor. Each share of common stock and each share of Class A common stock has identical rights with respect to dividends and distributions, subject to the following:

•	with respect to regular quarterly dividends, each share of Class A common stock entitles the holder thereof to receive not less than 110% of amounts paid on each share of common stock, the precise amount of such dividends on the Class A common stock being subject to the discretion of our Board of Directors;

•	a stock dividend on the common stock may be paid in shares of common stock or shares of Class A common stock; and

•	a stock dividend on shares of Class A common stock may be paid only in shares of Class A common stock.

If we pay a stock dividend on the common stock in shares of common stock, we are required to pay a stock dividend on the Class A common stock in a proportionate number of shares of Class A common stock. The dividend provisions of the common stock and Class A common stock provide our Board of Directors with the flexibility to determine appropriate dividend levels, if any, under the circumstances from time to time.

Mergers and Consolidations

In the event we merge, consolidate or combine with another entity (whether or not we are the surviving entity), holders of shares of Class A common stock will be entitled to receive the same per share consideration as the per share consideration, if any, received by holders of common stock in that transaction.

Liquidation Rights

Holders of common stock and Class A common stock have the same rights with respect to distributions in connection with a partial or complete liquidation of our Company.

Restrictions on Ownership and Transfer

We have the right to refuse transfers of stock that could jeopardize our status as a REIT and to redeem any shares of stock in excess of 7.5% of the value of our outstanding stock beneficially owned by any person (other than an exempted person).

Transferability

The common stock and Class A common stock are freely transferable, and except for the ownership limit and federal and state securities laws restrictions on our directors, officers and other affiliates and on persons holding “restricted” stock, our stockholders are not restricted in their ability to sell or transfer shares of the common stock or Class A common stock.

Sinking Fund, Preemptive, Subscription and Redemption Rights

Neither the common stock nor the Class A common stock carries any sinking fund, preemptive, subscription or redemption rights enabling a holder to subscribe for or receive shares of any class of our stock or any other securities convertible into shares of any class of our stock.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock and Class A common stock is The Bank of New York Mellon.

Description of Preferred Stock

The following description of the terms of the preferred stock sets forth certain general terms and provisions of the preferred stock to which a prospectus supplement may relate. Specific terms of any series of preferred stock offered by a prospectus supplement will be described in that prospectus supplement. The description set forth below is subject to and qualified in its entirety by reference to our Charter fixing the preferences, limitations and relative rights of a particular series of preferred stock.

General

Under our Charter, our Board of Directors is authorized, without further stockholder action, to provide for the issuance of up to 20,000,000 shares of preferred stock, in such class or series, with such preferences, conversion or other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption, as may be fixed by our Board of Directors. As a result, our Board of Directors may afford the holders of any series or class of preferred stock preferences, powers, and rights, voting or otherwise, senior to the rights of holders of our common stock and our Class A common stock.

The preferred stock will have the dividend, liquidation, redemption, conversion and voting rights set forth below unless otherwise provided in the applicable prospectus supplement. You should refer to the prospectus supplement relating to the particular class or series of preferred stock offered thereby for specific terms, including:

•	the title and liquidation preference per share of the preferred stock and the number of shares offered;

•	the price at which the class or series will be issued;

•	the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to accumulate;

•	any redemption or sinking fund provisions of the class or series;

•	any conversion provisions of the class or series; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the class or series.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the applicable prospectus supplement and subject to the rights of the holders of our existing preferred stock, each class or series will rank on a parity as to dividends and distributions in the event of a liquidation with each other class or series of preferred stock and, in all cases, will be senior to our common stock and our Class A common stock.

We have a stockholder rights agreement that expires on November 11, 2018. The rights are not currently exercisable. When they are exercisable, the holder will be entitled to purchase from us 1/100th of a share of a newly-established Series A Participating Preferred Stock at a price of $65 per 1/100th of a preferred share, subject to certain adjustments. The distribution date for the rights will occur 10 days after a person or group either acquires or obtains the right to acquire 10% (“Acquiring Person”) or more of the combined voting power of our common stock, or announces an offer, the consummation of which would result in such person or group owning 30% or more of our then outstanding common stock. Thereafter, stockholders other than the Acquiring Person will be entitled to purchase shares of our common stock having a value equal to two times the exercise price of the right. In the event that the rights become exercisable, the Series A preferred stock will rank junior to our Series C, D and E preferred stock as to dividends and amounts distributed upon liquidation. See “Rank” and “Certain Provisions of Our Charter and Bylaws, Maryland Law, Our Stockholder Rights Plan, Change of Control Agreements” below.

Dividend Rights

Holders of preferred stock of each class or series offered and sold under this registration statement will be entitled to receive, when, as and if declared by our Board of Directors, out of our assets legally available therefor, cash dividends at such rates and on such dates as are set forth in the applicable prospectus supplement. The rate may be fixed or variable or both and may be cumulative, noncumulative or partially cumulative.

The applicable prospectus supplement may provide that, as long as any shares of preferred stock are outstanding, no dividends will be declared or paid or any distributions be made on our common stock or our Class A common stock, other than a dividend payable in common stock or Class A common stock, unless the accrued dividends on each class or series of preferred stock have been fully paid or declared and set apart for payment and we shall have set apart all amounts, if any, required to be set apart for all sinking funds, if any, for each class or series of preferred stock.

The applicable prospectus supplement may provide that, when dividends are not paid in full upon a class or series of preferred stock and any other class or series of preferred stock ranking on a parity as to dividends with that class or series of preferred stock, all dividends declared upon the class or series of preferred stock and any other series of preferred stock ranking on a parity as to dividends will be declared pro rata so that the amount of dividends declared per share on the class or series of preferred stock and the other class or series will in all cases bear to each other the same ratio that accrued dividends per share on the class or series of preferred stock and the other class or series bear to each other.

Each class or series of preferred stock will be entitled to dividends as described in the applicable prospectus supplement, which may be based upon one or more methods of determination. Different classes or series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Except as provided in the applicable prospectus supplement, no class or series of preferred stock will be entitled to participate in our earnings or assets in excess of the specified dividend and liquidation rights.

Rights Upon Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of each series of preferred stock will be entitled to receive out of our assets available for distribution to stockholders the amount stated or determined on the basis set forth in the applicable prospectus supplement. These amounts may include accrued dividends or may equal the current redemption price per share for the series (otherwise than for the sinking fund, if any, provided for such series). These amounts will be paid to the holders of preferred stock on the preferential basis set forth in the applicable prospectus supplement. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the amounts payable with respect to preferred stock of any series and any other shares of our stock ranking as to any such distribution on a parity with the series of preferred stock are not paid in full, the holders of preferred stock of the series and of such other shares will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled or on such other basis as is set forth in the applicable prospectus supplement. The rights, if any, of the holders of any series of preferred stock to participate in our assets remaining after the holders of other series of preferred stock have been paid their respective specified liquidation preferences upon any liquidation, dissolution or winding up of our affairs will be described in the applicable prospectus supplement.

Redemption

A series of preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon terms, at the times, at the redemption prices and for the types of consideration set forth in the applicable prospectus supplement. The prospectus supplement for a series of preferred stock which is subject to mandatory redemption will specify the number of shares of the series that will be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to any accrued and unpaid dividends thereon to the date of redemption.

If, after giving notice of redemption to the holders of a series of preferred stock, we deposit with a designated bank funds sufficient to redeem the preferred stock, then from and after the deposit, all shares called for redemption will no longer be outstanding for any purpose, other than the right to receive the redemption price and the rights, if any, to convert the shares into other classes of our stock. The redemption price will be stated in the applicable prospectus supplement. Except as indicated in the applicable prospectus supplement, the preferred stock will not be subject to any mandatory redemption at the option of the holder.

Sinking Fund

The prospectus supplement for any series of preferred stock will state the terms, if any, of a sinking fund for the purchase or redemption of that series.

Conversion and Preemptive Rights

The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or redeemable for shares of common stock, Class A common stock or another series of preferred stock. Except as indicated in the applicable prospectus supplement, the preferred stock will have no preemptive rights.

Voting Rights

Except as indicated in the applicable prospectus supplement relating to a particular series of preferred stock, a holder of preferred stock will not be entitled to vote. Except as indicated in the applicable prospectus supplement, in the event we issue full shares of any series of preferred stock, each share will be entitled to one vote on matters on which holders of the series of preferred stock are entitled to vote.

Transfer Agent and Registrar

The transfer agent, registrar and dividend disbursement agent for a series of preferred stock will be selected by us and be described in the applicable prospectus supplement. The registrar for shares of preferred stock will send notices to stockholders of any meetings at which holders of preferred stock have the right to vote on any matter.

Other

Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or our Class A common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock or our Class A common stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock or our Class A common stock.

Description of Outstanding Series of Senior Cumulative Preferred Stock

General

In May 2003, we issued 400,000 shares of our Series C preferred stock in a Rule 144A offering. As of the date of this prospectus, all 400,000 shares of our Series C preferred stock remain outstanding.

In April through June 2005, we issued 2,450,000 shares of our Series D preferred stock in registered public offerings. As of the date of this prospectus, all 2,450,000 shares of our Series D preferred stock remain outstanding.

In March 2008, we issued and sold 2,400,000 shares of our Series E preferred stock to WFC Holdings Corporation (“WFC Holdings”), a holding company for Wells Fargo Bank N.A., in a private placement for aggregate proceeds of $60,000,000. As of the date of this prospectus, all 2,400,000 shares of our Series E preferred stock remain outstanding.

Maturity

Each of the Series C, D and E preferred stock has no stated maturity and is not subject to any sinking fund or mandatory redemption.

Rank

Our Series C, D and E preferred stock ranks, with respect to dividend rights and rights upon our liquidation, dissolution or winding up:

•	senior to our common stock and Class A common stock and to all other equity securities we issue ranking junior to our Series C, D and E preferred stock, as applicable, with respect to dividend rights or rights upon our liquidation, dissolution or winding up;

•	on a parity with the Series C, D and E preferred stock, as applicable, and with all other equity securities we issue the terms of which specifically provide that such equity securities rank on a parity with that series of preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up; and

•	junior to all our existing and future indebtedness.

Without the affirmative vote or consent of at least two-thirds of the outstanding Series C preferred stock, we may not issue any equity securities which rank senior to our Series C preferred stock with respect to dividend rights or rights upon our liquidation, dissolution, or winding up. The term “equity securities” does not include convertible debt securities, which rank senior to our Series C preferred stock prior to conversion.

Without the affirmative vote or consent of at least two-thirds of the outstanding Series D preferred stock, we may not issue any equity securities which rank senior to our Series D preferred stock with respect to dividend rights or rights upon our liquidation, dissolution, or winding up. The term “equity securities” does not include convertible debt securities, which rank senior to our Series D preferred stock prior to conversion.

Without the affirmative vote or consent of 100% of our outstanding common stock and Class A common stock, we may not issue any additional shares of Series E preferred stock and without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series E preferred stock, we may not issue any equity securities which rank senior to our Series E preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up. The term “equity securities” does not include convertible debt securities, which rank senior to our Series E preferred stock prior to conversion.

Dividends

Holders of shares of our Series C preferred stock are entitled to receive, when and as declared by our Board of Directors, out of our funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 8.5% per annum of the Series C liquidation preference (as defined below) (the “Series C initial dividend yield”). Dividends on the Series C preferred stock are cumulative from May 29, 2003, the date of original issue, and are payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, or, if not a business day, the next succeeding business day, for the quarterly periods ended January 31, April 30, July 31 and October 31, as applicable. A dividend payable on our Series C preferred stock for any partial dividend period is computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record as they appear in our stockholder records at the close of business on the applicable record date determined each quarter by our Board of Directors, subject to the Maryland General Corporation Law.

If we violate the fixed charge coverage ratio covenant or the capitalization ratio covenant (as such terms are defined below), and fail to cure the violation on or before the second succeeding dividend payment date, the Series C initial dividend yield will be increased to 2.0% over the Series C initial dividend yield (the “Series C first default dividend yield”) as of that second succeeding dividend payment date. If we remain in violation of either the fixed charge ratio covenant or the capitalization ratio covenant on four consecutive dividend payment dates subsequent to the initial violation of either covenant, the Series C initial dividend yield will increase to the greater of (a) the discount rate (as defined below) plus 7.0% or (b) 15% (the “Series C second default dividend yield”) as of that fourth consecutive dividend payment date. See “— Certain Covenants.” The Series C first default dividend yield and the Series C second default dividend yield will revert back to the Series C initial dividend yield if we remain in compliance with the fixed charge coverage ratio covenant and the capitalization ratio covenant on two consecutive dividend payment dates after the Series C first default dividend yield or Series C second default dividend yield takes effect.

Holders of shares of our Series D preferred stock are entitled to receive, when and as declared by our Board of Directors, out of our funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 7.5% per annum of the $25 per share liquidation preference. Dividends on shares of our Series D preferred stock are cumulative from the date such shares were originally issued, and are payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, or, if not a business day, the next succeeding business day, for the quarterly periods ended January 31, April 30, July 31 and October 31, as applicable. A dividend payable on our Series D preferred stock for any partial dividend period is computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record as they appear in our stockholder records at the close of business on the applicable record date determined each quarter by our Board of Directors, subject to the Maryland General Corporation Law.

Holders of shares of our Series E preferred stock are entitled to receive, when and as authorized by our Board of Directors and declared by us, out of our funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 8.50% per annum of the Series E liquidation preference

(as defined below) (the “Series E initial dividend yield”). Dividends on the Series E preferred stock are cumulative from March 13, 2008, the date of original issue, and are payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, or, if not a business day, the next succeeding business day, for the quarterly periods ended January 31, April 30, July 31 and October 31, as applicable. A dividend payable on our Series E preferred stock for any partial dividend period is computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record as they appear in our stockholder records at the close of business on the applicable record date determined each quarter by our Board of Directors, as provided by the Maryland General Corporation Law.

If we violate the fixed charge coverage ratio covenant, the capitalization ratio covenant or the unencumbered asset test (as such terms are defined below), and fail to cure the violation on or before the second succeeding dividend payment date, or if we fail to have declared effective and to maintain the effectiveness of a registration statement required under our registration rights agreement with WFC Holdings within the time periods required under that agreement, the Series E dividend yield will be increased to 2.0% over the Series E initial dividend yield (the “Series E first default dividend yield”) as of that second succeeding dividend payment date after the date of such violation or failure. If we remain in violation of the fixed charge ratio covenant, the capitalization ratio covenant or the unencumbered asset test on four consecutive dividend payment dates subsequent to the initial violation of the covenant, the Series E dividend yield will increase to the greater of (a) the discount rate (as defined below) plus 7.0% or (b) 15% (the “Series E second default dividend yield”) as of that fourth consecutive dividend payment date. See “—Certain Covenants.” The Series E first default dividend yield and the Series E second default dividend yield will revert back to the Series E initial dividend yield if we remain in compliance with the fixed charge coverage ratio covenant, the capitalization ratio covenant, and the unencumbered asset test on two consecutive dividend payment dates after the Series E first default dividend yield or Series E second default dividend yield takes effect. The dividend yield will also revert back to the Series E initial dividend yield if the reason for the Series E first default dividend yield was our failure to have declared effective or maintain the effectiveness of the registration statement and we remedy such failure.

Our Board of Directors will not declare (or authorize, in the case of Series E) dividends on our Series C, D or E preferred stock or pay or set aside for payment dividends on our Series C, D or E preferred stock at such time as the terms and provisions of any agreement of our company, including any agreement relating to our indebtedness, prohibits the declaration, payment or setting aside for payment or provides that the declaration, payment or setting apart for payment would constitute a breach or a default under the agreement, or if the declaration (authorization, in the case of Series E) or payment is restricted or prohibited by law.

Notwithstanding the foregoing, dividends on our outstanding Series C, D or E preferred stock accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared (or authorized, in the case of Series E). Accrued but unpaid dividends on our Series C, D or E preferred stock do not bear interest and holders of our Series C, D or E preferred stock are not entitled to any distributions in excess of full cumulative distributions described above.

Except as described in the next sentence, we will not declare or pay or set apart for payment dividends on any of our stock ranking, as to dividends, on a parity with or junior to our Series C, D or E preferred stock, as applicable (other than a dividend in shares of our common stock or Class A common stock or in shares of any other class of stock ranking junior to our Series C, D or E preferred stock, as applicable, as to dividends and upon liquidation) for any period unless full cumulative dividends on our Series C, D or E preferred stock, as applicable, for all past dividend periods and the then current dividend period have been or contemporaneously are (in the case of Series E, authorized) declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. When we do not pay dividends in full (or we do not set apart a sum sufficient to pay them in full) upon our Series C, D or E preferred stock and the shares of any other series of preferred stock ranking on a parity as to dividends with our Series C, D or E preferred stock, we will declare all dividends upon our Series C, D or E preferred stock and any other series of preferred stock ranking on a parity as to dividends with our Series C, D or E preferred stock proportionately so that the amount of dividends declared per share of Series C, D or E preferred stock and such other series of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on our Series C, D or E preferred stock and such other series of preferred stock (which will not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other.

Except as described in the immediately preceding paragraph, unless full cumulative dividends on our Series C, D or E preferred stock, as applicable, have been or contemporaneously are (in the case of Series E, authorized) declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, we will not declare or pay or set aside for payment dividends (other than in shares of our common stock or Class A common stock or other shares of capital stock ranking junior to our Series C, D or E preferred stock as to dividends and upon liquidation) or declare or make any other distribution on our common stock or Class A common stock, or any other stock ranking junior to or on a parity with our Series C, D or E preferred stock as to dividends or upon liquidation, nor will we redeem, purchase or otherwise acquire for any consideration, or pay or make available any monies for a sinking fund for the redemption of, any of our shares of common stock or Class A common stock or any other shares of our stock ranking junior to or on a parity with our Series C, D or E preferred stock as to dividends or upon liquidation (except (i) by conversion into or exchange for our other capital stock ranking junior to our Series C, D or E preferred stock, as applicable, as to dividends and upon liquidation or (ii) redemption for the purpose of preserving our status as a REIT).

Holders of shares of our Series C, D or E preferred stock are not entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on our Series C, D or E preferred stock as described above. Any dividend payment made on shares of our Series C, D or E preferred stock is first credited against the earliest accrued but unpaid dividend due with respect to those shares which remains payable. In the case of our Series C and D preferred stock, so long as no dividends are in arrears, we are entitled at any time and from time to time to repurchase shares of our Series C or D preferred stock, as applicable, in open-market transactions duly authorized by our Board of Directors and effected in compliance with applicable laws.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of shares of Series C preferred stock are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $100 per share (the “Series C liquidation preference”), plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets may be made to holders of our common stock or Class A common stock or any other class or series of our stock ranking junior to our Series C preferred stock as to liquidation rights.

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of shares of Series D preferred stock are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $25 per share (the “Series D liquidation preference”), plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets may be made to holders of our common stock or Class A common stock or any other class or series of our capital stock ranking junior to our Series D preferred stock as to liquidation rights.

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of shares of Series E preferred stock are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $25 per share (the “Series E liquidation preference”), plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared), but without interest, before any distribution of assets may be made to holders of our common stock or Class A common stock or any other class or series of our stock ranking junior to our Series E preferred stock as to liquidation rights.

However, the holders of the shares of Series C, D or E preferred stock are not entitled to receive the liquidating distribution described above until the liquidation preference of any other series or class of our capital stock hereafter issued ranking senior as to liquidation rights to our Series C, D or E preferred stock, as applicable, has been paid in full. The holders of Series C, D or E preferred stock and all series or classes of our stock ranking on a parity as to liquidation rights with our Series C, D or E preferred stock are entitled to share proportionately, in accordance with the respective preferential amounts payable on such capital stock, in any distribution (after payment of the liquidation preference of any of our stock ranking senior to our Series

C, D or E preferred stock as to liquidation rights) which is not sufficient to pay in full the aggregate of the amounts of the liquidating distributions to which they would otherwise be respectively entitled. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C, D or E preferred stock have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or entity or of any other corporation with or into our company, or the sale, lease or conveyance of all or substantially all of our property or business, is not deemed to constitute our liquidation, dissolution or winding up.

Our Charter provides that, in determining whether a distribution to holders of Series C, D or E preferred stock (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of our stock or otherwise is permitted under the Maryland General Corporation Law, no effect will be given to amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of our stock whose preferential rights upon dissolution are superior to those receiving the distribution.

Redemption

Except in certain circumstances relating to the preservation of our status as a REIT under the Internal Revenue Code, and to a change in control, our Series C preferred stock is not redeemable before May 29, 2013 (the “Series C tenth anniversary date”). On and after May 29, 2013, we may, at our option, redeem shares of our Series C preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $100 per share, plus all accrued and unpaid dividends to the date fixed for redemption (except with respect to shares of Series C preferred stock which have been converted into shares of excess stock pursuant to our Charter), without interest.

The Series D Preferred Stock has no maturity and is not convertible into any other security of the Company. The Series D Preferred Stock is currently redeemable at the Company’s option at a price of $25 per share plus accrued and unpaid dividends. Underwriting commissions and costs incurred in connection with the sale of the Series D Preferred Stock are reflected as a reduction of additional paid in capital.

Prior to March 13, 2013 (the “Series E fifth anniversary date”), we may, at our option, redeem shares of our Series E preferred stock, in whole or in part, at the Series E preferred stock make-whole price (as defined below). On and after March 13, 2013, we may, at our option, redeem shares of our Series E preferred stock, in whole or in part, for cash at a redemption price of $25 per share, plus all accrued and unpaid dividends thereon up to the date fixed for redemption, without interest.

Holders of Series C, D or E preferred stock to be redeemed will be required to surrender our preferred stock at the place designated in such notice and will be entitled to the redemption price and any accrued and unpaid dividends payable upon the redemption or the make-whole price, as applicable, following surrender of the preferred stock. If we have given notice of redemption of any shares of Series C, D or E preferred stock and if we have set aside the funds necessary for the redemption in trust for the benefit of the holders of any shares of the series so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of the series, the shares will no longer be deemed outstanding and all rights of the holders of the shares will terminate, except the right to receive the redemption price or the make-whole price, as applicable. If less than all of the outstanding shares of Series C, D or E preferred stock is to be redeemed, the stock to be redeemed will be selected proportionately (as nearly as may be practicable without creating fractional shares) or by any other equitable method we determine.

Unless we have declared and paid, we are contemporaneously declaring and paying, or we have declared and set aside a sum sufficient for the payment of the full cumulative dividends on all shares of Series C, D or E preferred stock, as applicable, for all past dividend periods and the then current dividend period, we may not redeem any shares of that series unless we simultaneously redeem all outstanding shares of that series and we will not purchase or otherwise acquire directly or indirectly any shares of that series (except by exchange for shares of our stock ranking junior to that series of preferred stock as to dividends and upon liquidation). Notwithstanding the foregoing, we may make any purchase or exchange offer made on the same terms to holders of all outstanding shares of our Series C, D or E preferred stock, as applicable and, we may in the case of our Series C and D preferred stock, redeem stock in order to ensure that we continue to meet the requirements for status as a REIT. So long as no dividends on the series are in arrears, we are entitled at any time and from time to time to repurchase shares of Series C or D preferred stock in open-market transactions duly authorized by our Board of Directors and effected in compliance with applicable laws.

Immediately prior to any redemption of Series C, D or E preferred stock, we will pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after the applicable dividend record date and prior to the corresponding dividend payment date, in which case each holder of shares of the series to be redeemed, at the close of business on the applicable dividend record date, is entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before the dividend payment date.

Change of Control

In the event we experience a change of control, each holder of shares of Series C preferred stock has the right, at the holder’s option, to require us to repurchase all or any part of the holder’s Series C preferred stock for cash at a repurchase price of $100 per share, plus all accrued and unpaid dividends, if any, up to the date fixed for repurchase (except with respect to shares of Series C preferred stock which have been converted into shares of excess stock pursuant to our Charter), without interest pursuant to the procedures described below (the “Series C change of control put option”), subject to the Maryland General Corporation Law.

In the event we experience a change of control, each holder of shares of Series E preferred stock has the right, at the holder’s option, to require us to repurchase all or any part of the holder’s Series E preferred stock for cash at a repurchase price of $25 per share, plus all accrued and unpaid dividends on the shares, if any, up to the date fixed for repurchase, without interest, pursuant to procedures described below (the “Series E change of control put option”) subject to the Maryland General Corporation Law.

In the event of a change of control of our Company, we will have the right, at our option, to redeem all or any part of the shares of each holder of Series C preferred stock (a) before the Series C tenth anniversary date, at the Series C make-whole price (as defined below) as of the date fixed for redemption (except with respect to shares of Series C preferred stock converted into shares of excess stock pursuant to our Charter) and (b) on or after the Series C tenth anniversary date, at the redemption price of $100 per share, plus all accrued and unpaid dividends, if any, up to the date fixed for redemption (except with respect to shares of Series C preferred stock converted into shares of excess stock pursuant to our Charter), in each case pursuant to the procedures applicable to other redemptions of shares of Series C preferred stock. See “— Redemption.”

In the event of a change of control of our Company, we will have the right, at our option, to redeem all or any part of the shares of each holder of Series E preferred stock for cash (a) before the Series E fifth anniversary date, at the Series E make-whole price as of the date fixed for redemption and (b) on or after the Series E fifth anniversary date, at the redemption price of $25 per share, plus all accrued and unpaid dividends on the shares redeemed, if any, up to the date fixed for redemption, without interest, in each case pursuant to the procedures applicable to other redemptions of shares of Series E preferred stock. See “— Redemption.”

If we do not elect to exercise the change of control call option for the redemption of 100% of the outstanding shares of Series E Preferred Stock pursuant to any change of control notice delivered to holders of Series E preferred stock, any such holder may deliver to us, not fewer than five days prior to the anticipated change of control date designated in the change of control notice, written notice of such holder’s exercise of the change of control put option, indicating the number of shares of Series E preferred stock to be redeemed by us. The number of put shares that any holder of Series E preferred stock may elect to include in any exercise of the change of control put option may be equal to all or any part of the holder’s remaining shares of Series E preferred stock after our exercise of the change of control call option.

If either (i) we elect to exercise the change of control call option or (ii) any holder of Series E preferred stock elects to exercise the change of control put option, we will pay each holder of called shares or put shares, as applicable, upon the change of control date. Payment will be made to each holder at its address as it appears in our books and records or pursuant to such other payment instructions as are provided by such holder to us not later than 3 business days prior to the change of control date.

Unless we exercise the change of control call option or the holders of Series E preferred stock exercise their change of control put option, in each case with respect to 100% of the issued and outstanding shares of Series E preferred stock, we will, as a condition precedent to any reorganization, recapitalization, transfer of assets, consolidation, merger or dissolution, cause any successor to our Company or acquiring person or entity, as the case may be, to carry out all the provisions of the articles supplementary governing the Series E preferred stock or issue preferred stock to each holder of the Series E preferred stock with preferences, priorities, rights, powers, restrictions, limitations, qualifications and terms and conditions as nearly equivalent as may be practicable to those contained in the articles supplementary.

Voting Rights

Holders of Series C, D and E preferred stock will not have any voting rights, except as described below.

Whenever dividends on any shares of the Series C preferred stock are in arrears for three or more consecutive or non-consecutive quarterly periods within any five-year period, any dividends on any shares of the Series D preferred stock are in arrears for six or more consecutive or non-consecutive quarterly periods, or any dividends on any shares of the Series E preferred stock are in arrears for three or more consecutive or non-consecutive quarterly periods, a preferred dividend default will exist, the number of directors then constituting our Board of Directors will be increased by two (if not already increased by reason of a similar arrearage with respect to any parity preferred as defined below), and the holders of the shares of the series for which there is a preferred dividend default (subject to certain restrictions in the case of any regulated person in Series C and D preferred stock (as defined below)) will be entitled to vote separately as a class with all other series of preferred stock ranking on a parity with such series as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable (“parity preferred”), in order to fill the newly created vacancies, for the election of a total of two additional directors of our Company (the “preferred stock directors”) at a special meeting called by us at the request of holders of record of at least 20% of the series for which the preferred dividend default has occurred or the holders of record of at least 20% of any series of parity preferred so in arrears (unless the request is received less than 90 days before the date fixed for the next annual meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on the shares of the series for which the preferred dividend default occurred and parity preferred for the past dividend periods and the dividend for the then current dividend period are fully paid or declared and a sum sufficient for payment has been set aside to pay them. In the event our directors are divided into classes, each vacancy will be apportioned among the classes of directors to prevent stacking in any one class and to insure that the number of directors in each of the classes of directors are as nearly equal as possible.

Each preferred stock director, as a qualification for election (and regardless of how elected), will submit to our Board of Directors a duly executed, valid, binding and enforceable letter of resignation from the Board of Directors, to be effective upon the date upon which all dividends accumulated on the shares of the series for which the preferred dividend default occurred and parity preferred for the past dividend periods and the dividend for the then current dividend period are fully paid or declared and a sum sufficient for payment has been set aside to pay them at which time the terms of office of all persons elected as preferred stock directors by the holders of that series and any parity preferred will, upon the effectiveness of their respective letters of resignation, terminate, and the number of directors then constituting the Board of Directors will be reduced accordingly. A quorum for any meeting will exist if at least a majority of the outstanding shares of the series for which the preferred dividend default occurred and shares of parity preferred are represented in person or by proxy at the meetings.

The preferred stock directors will be elected upon the affirmative vote of a plurality of the shares of the series for which the preferred dividend default occurred and the parity preferred present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the series for which the preferred dividend default occurred are paid in full or declared and set aside for payment in full, the holders of that series will be divested of the foregoing voting rights (subject to revesting in the event of each and every preferred dividend default).

Any preferred stock director may be removed at any time with or without cause by, and will not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of a series for which there is a preferred dividend default when they have the voting rights described above (voting separately as a class with all series of parity preferred). So long as a preferred dividend default continues, any vacancy in the office of a preferred stock director may be filled by written consent of the preferred stock director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of the series for which the dividend default exists when they have the voting rights described above (voting separately as a class with all series of parity preferred). The preferred stock directors will each be entitled to one vote per director on any matter properly coming before our Board of Directors.

Notwithstanding the preceding paragraphs, any and all shares of Series C or D preferred stock owned by a regulated person which exceed 4.9% of the total issued and outstanding shares of that series will not be entitled to vote for the election of preferred stock directors (and will not be counted for purposes of determining the percentage of holders of that series necessary to call the special meeting described above or whether a quorum is present at the special meeting or for any other similar purpose described above) so long as those shares are owned by a regulated person.

In addition, each of the Series C, D and E preferred stock have limited rights to approve certain actions.

Without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of our Series C preferred stock, at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), we will not:

•	voluntarily terminate our status as a REIT;

•	enter into or undertake any senior obligations (as defined below) at any time during which we are in violation of the fixed charge coverage ratio covenant or the capitalization ratio covenant; or

•	amend, alter or repeal the provisions of our Charter or the articles supplementary, whether by merger, consolidation or otherwise (an “Event”), so as to materially and adversely affect any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of our Series C preferred stock or the holders our Series C preferred stock.

However, without the affirmative vote or consent of each holder of shares of our Series C preferred stock outstanding at the time, no amendment, alteration or repeal of the provisions of our Charter or of the articles supplementary may be made that will (a) reduce the number of shares of our Series C preferred stock required to consent to certain amendments, alterations or repeals of our Charter or the articles supplementary, (b) reduce the Series C initial dividend yield or the Series C liquidation preference or change the method of calculation of the Series C first default dividend yield, the Series C second default dividend yield, or the Series C make-whole price, (c) change the payment date for payment of dividends with respect to our Series C preferred stock or change the period with respect to which such dividends are paid, or (d) alter or modify the rights of any holder of Series C preferred stock arising under certain provisions of the articles supplementary described in “— Change of Control.”

So long as any shares of Series C preferred stock remain outstanding and any holder of our Series C preferred stock as of the date of its issuance continues to hold, beneficially or of record, at least 75% of the number of shares of Series C preferred stock which the holder owns, beneficially or of record, as of the date of its issuance, we will not without the affirmative vote or consent of the holders of at least 85% of the shares of our Series C preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend or waive certain provisions of the articles supplementary described in “— Certain Covenants.”

Without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of our Series D preferred stock, at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), we will not:

•	voluntarily terminate our status as a REIT; or

•	amend, alter or repeal the provisions of our Charter or the articles supplementary, whether by merger, consolidation or otherwise (an “Event”), so as to materially and adversely affect any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of our Series D preferred stock or the holders of our Series D preferred stock.

However, without the affirmative vote or consent of each holder of shares of our Series D preferred stock outstanding at the time, no amendment, alteration or repeal of the provisions of our Charter or of the articles supplementary may be made that will (a) reduce the number of shares of our Series D preferred stock required to consent to certain amendments, alterations or repeals of our Charter or the articles supplementary, (b) reduce the dividend yield or the $25 per share liquidation preference or change the method of calculation of the Series D make-whole price or (c) change the payment date for payment of dividends with respect to our Series D preferred stock or change the period with respect to which such dividends are paid.

Without the affirmative vote or consent of at least two-thirds of the outstanding shares of our Series E preferred stock, at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), we will not:

•	effect any voluntary termination of our status as a REIT;

•	enter into or undertake any senior obligations (as defined below) at any time during which we are in violation of the fixed charge ratio covenant or the capitalization ratio covenant as they apply to the Series E preferred stock; or

•	amend, alter or repeal the provisions of our Charter or the articles supplementary, whether by merger, consolidation or otherwise (an “Event”), so as to materially and adversely affect any preferences, conversion and other rights, voting powers, restrictions (including, without limitation, the covenants of the articles supplementary for our Series E preferred stock as described in “— Certain Covenants”, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of our Series E preferred stock or the holders our Series E preferred stock.

However, without the affirmative vote or consent of each holder of shares of our Series E preferred stock outstanding at the time, no amendment, alteration or repeal of the provisions of our Charter or of the articles supplementary may be made that will (a) alter the rank of the Series E preferred stock, (b) reduce the number of shares of our Series E preferred stock required to consent to certain amendments, alterations or repeals of our Charter or the articles supplementary, (c) reduce the Series E initial dividend yield or the Series E liquidation preference or change the method of calculation of the Series E first default dividend yield, the Series E second default dividend yield, or the Series E make-whole price, (d) change the payment date for payment of dividends with respect to our Series E preferred stock or change the period with respect to which such dividends are paid, or (e) alter or modify the rights of any holder of Series E preferred stock arising under certain provisions of the articles supplementary described in “— Change of Control.”

So long as any shares of Series E preferred stock remain outstanding and any holder of our Series E preferred stock as of March 13, 2008 continues to hold, beneficially or of record, at least 75% of the number of shares of Series E preferred stock which the holder owns, beneficially or of record, as of March 13, 2008, we will not without the affirmative vote or consent of the holders of at least 85% of the shares of our Series E preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend or waive certain provisions of the articles supplementary described in “— Certain Covenants” or effect any voluntary termination of our status as a REIT.

With respect to the occurrence of any Event described above in respect of the Series C, D or E preferred stock, so long as that series (or any equivalent class or series of stock issued by the surviving corporation in any merger or consolidation to which we became a party) remains outstanding with the terms thereof materially unchanged, the occurrence of any such event will not be deemed to materially and adversely affect any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of holders of that series. Any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock, or any increase in the amount of the authorized shares of such series, in each case ranking on a parity with or junior to that series with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, or the issuance of additional shares of Series C preferred stock, Series D preferred stock, or Series E preferred stock will not be deemed to materially and adversely affect any preferences, conversion and other rights, voting power, restrictions, limitations as to dividends (in the case of Series E preferred stock, other distributions), qualifications, and terms and conditions of redemption.

The foregoing voting provisions in respect of Series C, D or E preferred stock will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required is effected, all outstanding shares of that series are redeemed in accordance with their terms or called for redemption upon proper notice and we deposit sufficient funds in trust to effect the redemption.

Except as expressly stated in the applicable articles supplementary, holders of our Series C, D or E preferred stock will not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders of our Series C, D or E preferred stock, as applicable, will not be required for the taking of any corporate action, including any merger or consolidation involving us, our liquidation or dissolution or a sale of all or substantially all of our assets, irrespective of the effect that the merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of that series of preferred stock.

Conversion

The Series C, D and E preferred stock are not convertible into or exchangeable for any other securities or property of our Company.

Certain Covenants

The articles supplementary for our Series C preferred stock provide that so long as any share of the Series C preferred stock remains outstanding:

•	We will not permit:

•	the fixed charge coverage ratio to be less than 1.30 for the period comprised of our two most recently completed fiscal quarters at the end of each fiscal quarter, or

•	the capitalization ratio to exceed 0.55 as measured at the end of each fiscal quarter.

•	We will not enter into or undertake any senior obligation, as defined in respect of the applicable series, which results in a violation of the fixed charge coverage ratio covenant or the capitalization ratio covenant, compliance with these covenants being determined (a) in the case of the fixed charge coverage ratio covenant, after giving effect on a pro forma basis to any senior obligation as if the senior obligation had been issued on the first day of the calculation period (as defined below), and (b) in the case of the capitalization ratio covenant, as of the end of the fiscal quarter immediately preceding the fiscal quarter in which the senior obligation is issued and undertaken, after giving effect on a pro forma basis to any senior obligation as if the senior obligation had been issued on the first day of such immediately preceding quarter.

The articles supplementary for our Series E preferred stock provide that so long as any share of the Series E preferred stock remains outstanding, we will:

•	not permit the fixed charge coverage ratio to be less than 1.50 or the capitalization ratio to exceed 0.55;

•	maintain an unencumbered asset value of not less than 150% of the aggregate outstanding principal amount of our unsecured debt and liquidated preference of our preferred stock; and

•	not enter into or undertake any senior obligation, as defined in respect of the applicable series, which results in a violation of the fixed charge coverage ratio covenant or the capitalization ratio covenant, compliance with these covenants being determined (a) in the case of the fixed charge coverage ratio covenant, after giving effect on a pro forma basis to any senior obligation as if the senior obligation had been issued on the first day of the calculation period (as defined below), and (b) in the case of the capitalization ratio covenant, as of the end of the fiscal quarter immediately preceding the fiscal quarter in which the senior obligation is issued and undertaken, after giving effect on a pro forma basis to any senior obligation as if the senior obligation had been issued on the first day of such immediately preceding quarter.

The Series C and E preferred stock covenants stated above are for the exclusive benefit of the holders of the Series C and E preferred stock and may be waived with an affirmative vote or consent of the holders of at least (i) 85% of the outstanding shares of Series C or E preferred stock, so long as any shares of Series C or

E preferred stock remain outstanding and any holder of our Series C or E preferred stock as of the date of issuance continues to hold, beneficially or of record, at least 75% of the number of shares of Series C or E preferred stock which the holder owns, beneficially or of record, as of the date of issuance, or (ii) two-thirds of the outstanding shares of Series C or E preferred stock.

Restrictions on Ownership and Transfer

We have the right to refuse transfers of capital stock that could jeopardize our status as a REIT and to redeem any shares of capital stock in excess of 7.5% of the value of our outstanding capital stock beneficially owned by any person. We have granted WFC Holdings and any subsequent holder of the Series E preferred stock a waiver, solely as to shares of the Series E preferred stock, of the 7.5% ownership limitation.

In addition, the Series E preferred stock has not been registered under the Securities Act, or any state securities laws and pending the registration may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. We have granted WFC Holdings limited registration rights to cause us to file a shelf registration statement on Form S-3 in the event that WFC Holdings cannot sell all of its shares of Series E preferred stock pursuant to Rule 144 under the Securities Act.

No Impairment of Series E Preferred Stock

We have agreed that we will not, with the purpose of impairing the voting rights of the Series E preferred stock: (a) issue shares of any series of preferred stock ranking on parity with the Series E preferred stock as to dividends and upon liquidation with voting rights greater than one vote per share or (b) issue shares of any such series of preferred stock with a liquidation preference per share less than $25 without a proportionate reduction in percentage voting rights per share on the basis of $25 liquidation preference equals 1 vote, unless, in the case of this clause (b), we have been advised in writing by our financial advisor that it has become the market standard in preferred stock issuances of a similar size and nature to issue shares of preferred stock with a liquidation preference per share less than $25, in which case we will not issue such preferred stock at a lesser liquidation preference per share than the market standard liquidation preference per share so advised by our financial advisor.

Listing

Our Series C and Series D preferred stock are listed on the NYSE under the symbols, “UBPPRC” and “UBPPRD”, respectively.

Certain Definitions

Below is a summary of certain of the defined terms used in the various articles supplementary for the Series C, D or E preferred stock, as applicable. You should refer to the articles supplementary for the full definition of all these terms, as well as any other terms used but not defined in this prospectus.

“Calculation period” means, as of any date of determination, the period comprised of our two most recently completed fiscal quarters immediately preceding our fiscal quarter in which that date of determination occurs.

“Capitalization ratio” means, as of any date of determination, the ratio obtained by dividing (i) the sum of (A) the aggregate amount of our debt and (B) the aggregate amount of our preferred stock by (ii) the sum of (A) the aggregate amount of our debt, (B) the aggregate amount of our preferred stock, (C) the aggregate amount of capital (including surplus) which in accordance with generally accepted accounting principles would be reflected on our balance sheet in connection with our common equity securities as of the end of the quarter immediately preceding our fiscal quarter in which that date of determination occurs and (D) our accumulated depreciation as set forth on our balance sheet as of the end of the quarter immediately preceding our fiscal quarter in which that date of determination occurs.

“Change of control”, when used in respect of the Series C and D, means either (a) the occurrence of any merger or other acquisition as a consequence of which a majority of the outstanding shares of our common equity securities are owned or acquired by the merging or acquiring person, entity or group or (b) the occurrence of any event or transaction as a consequence of which the persons, entities or organizations described in (A), (B) and (C), below, cease, in the aggregate, to own, beneficially or of record, or cease to control the voting or disposition or the power to direct the voting or disposition of, at least 75% of the number of shares of our common equity securities which the persons, entities or organizations in (A), (B) or (C), below, in the aggregate, own, beneficially or of record, or control the voting or disposition or have the power to direct the voting or disposition of, as of May 29, 2003 (in the case of the Series C preferred stock) or April 12, 2005 (in the case of the series D preferred stock) (excluding, in each case, any stock options or other stock rights which any such person, entity or organization may then own or subsequently acquire for purposes of this definition): (A) Charles J. Urstadt; (B) Charles J. Urstadt’s spouse, any of his children or any of their spouses, or any of his grandchildren or any of their spouses; or (C) any trust, corporation, partnership, limited liability company or other entity or organization controlled by Charles J. Urstadt or any of his relatives described in (B) above or in which Charles J. Urstadt or any of his relatives described in (B) above has any economic, beneficial or other interest.

“Change of control”, when used in respect of the Series E, means (a) any individual, entity or group, including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than exempted persons, acquires beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act of 20% or more of the voting power of the our voting stock and thereafter individuals who were not on our board of directors on March 13, 2008 are elected as board members pursuant to an arrangement or understanding with, or upon the request of or nomination by, such person(s) and constitute at least two of the members of our board of directors; (b) there occurs any solicitation of proxies by or on behalf of any person other than our directors or an exempted person and thereafter individuals who were not our directors prior to the commencement of such solicitation are elected as directors pursuant to an arrangement or understanding which, or upon the request of or nomination by, such person and constitute at least a majority of the members of our board of directors; or (c) the acquisition (whether by purchase, merger, consolidation, exchange or otherwise) by an individual, entity or group, including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than exempted persons, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of a majority or more of the combined voting power of our voting stock.

“Debt” of our Company or any subsidiary means, when used in respect of the Series C preferred stock, any indebtedness of our Company or any subsidiary, whether or not contingent, in respect of (a) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (b) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by our Company or any subsidiary, (c) reimbursement obligations, contingent or otherwise, in connection with letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any balance that constitutes an accrued expense or trade payable or (d) any lease of property by our Company or any subsidiary as lessee which is reflected on our consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness under (a) through (c) above to the extent that any of those items (other than reimbursement obligations in connection with letters of credit) would appear as a liability on our consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by our Company or any subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than our Company or any subsidiary) (it being understood that debt will be deemed to be incurred by our Company or any subsidiary whenever our Company or the subsidiary creates, assumes, guarantees or otherwise becomes liable in respect of the debt).

“Debt” of any person, without duplication, when used in respect of the Series E preferred stock means, (a) the principal of and premium (if any) in respect of indebtedness of such person for money borrowed and other indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable, (b) all capitalized lease obligations of such person, (c) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (d) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in

(a) through (c) above) entered into in the ordinary course of business or such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such person of a demand for reimbursement following payment on the letter of credit); (e) the amount of all obligations of such person with respect to redemption, repayment or other repurchase of any redeemable stock (but excluding any accrued dividends); (f) all obligations of the type referred to (a) through (e) above of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any agreement that has the economic effect of a guarantee; and (g) all obligations of the type referred to (a) through (f) above of any other person secured by any lien on any property asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured.

“Discount rate” means, as of any date of determination, the yield to maturity implied by (a) the yields reported, as of 10:00 A.M. (New York City time) on the second business day preceding that date of determination on the display designated as “Page 678” on the Telerate Access Service (or any other display that may replace Page 678 on the Telerate Access Service) for actively traded U.S. Treasury securities having a 30-year maturity as of that date of determination (for Series E preferred stock, designated as “Page 7051” on the Telerate Access Service (or any other display that may replace Page 7051 on the Telerate Access Service)), or (b) if the yields are not reported at that time or the yields reported at that time are not ascertainable, the Treasury Constant Maturity Series Yields reported for the latest day for which the yields have been so reported as of the second business day preceding the date of determination in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a 30-year constant maturity as of that date of determination.

“Exempted Person” when used in respect of the Series E preferred stock means, (i) Charles J. Urstadt; (ii) any Urstadt family member (as defined below); (iii) any executor, administrator, trustee or personal representative who succeeds to the estate of Charles J. Urstadt or an Urstadt family member as a result of the death of such individual, acting in their capacity as an executor, administrator, trustee or personal representative with respect to any such estate; (iv) a trustee, guardian or custodian holding property for the primary benefit of Charles J. Urstadt or an Urstadt family member; (v) any corporation, partnership, limited liability company or other business organization that is directly or indirectly controlled by one or more persons or entities described in clauses (i) through (iv) hereof and is not controlled by any other person or entity; and (vi) any charitable foundation, trust or other not-for-profit organization for which one or more persons or entities described in clauses (i) through (v) hereof controls the investment and voting decisions in respect of any interest in our Company held by such organization. With respect to clause (v) above, “control” includes the power to control the investment and voting decisions of any such corporation, partnership, limited liability company or other business organization. For purposes of this definition, the term “Urstadt family member” shall mean and include the spouse of Charles J. Urstadt, the descendants of the parents of Charles J. Urstadt, the descendants of the parents of the spouse of Charles J. Urstadt, the spouses of any such descendant and the descendants of the parents of any spouse of a child of Charles J. Urstadt. For this purpose, an individual’s “spouse” includes the widow or widower of such individual, and an individual’s “descendants” includes biological descendants and persons deriving their status as descendants by adoption.

“Fixed charge coverage ratio” means, when used in respect of the Series C and Series E preferred stock, as of any date of determination, the ratio obtained by dividing (i) the sum of (A) interest expense for the calculation period and preferred dividends for the calculation period and (B) funds from operations for the calculation period by (ii) the sum of (A) interest expense for the calculation period and (B) preferred dividends for the calculation period; provided, however, that (x) if we have issued any debt or preferred stock since the beginning of the calculation period that remains outstanding or (y) if the transactions giving rise to the need to calculate the fixed charge coverage ratio is an issuance of debt or preferred stock, or both (x) and (y), interest expense and preferred dividends for the calculation period will be calculated after giving effect on a pro forma basis to the debt or preferred stock as if the debt or preferred stock had been issued on the first day of the calculation period and the discharge of any other debt or preferred stock refinanced, refunded, exchanged or otherwise discharged with the proceeds of the new debt or preferred stock as if any such discharge had occurred on the first day of the calculation period.

“Funds from operations” means, when used in respect of the Series C preferred stock, with respect to any fiscal quarter, net income, computed in accordance with generally accepted accounting principles, for that quarter, excluding gains (or losses) from sales of properties, plus depreciation and amortization and after adjustments for unconsolidated joint ventures.

“Funds from operations” means when used in respect of the Series E preferred stock, net income available to common stock (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of properties, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis and (ii) any unusual and non-recurring items which otherwise would materially distort the comparative measurement of funds from operations for different fiscal periods. Funds from operations shall be determined in accordance with the April 2002 White Paper on Funds From Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, as in effect on the date of issuance of the Series E preferred stock.

“Interest expense” means, when used in respect of the Series C preferred stock, for any period, our total interest expense, including (a) interest expense attributable to capital leases, (b) amortization of debt discount and debt issuance cost, (c) capitalized interest, (d) non-cash interest payments, and (e) interest actually paid by us under any guarantee of debt or other obligation of any other person.

“Interest expense” means, when used in respect of the Series E preferred stock for any period, our total interest expense, including (a) interest expense attributable to capital leases, (b) amortization of debt discount and debt issuance cost, (c) capitalized interest, (d) non-cash interest payments, (e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (f) net costs under hedging obligations (including amortization of fees), and (g) interest actually paid by us under any guarantee of debt or other obligation of any other person.

“NOI” means, for any property and for a given period, the sum of the following (without duplication): (a) rents and other revenues received or accrued in the ordinary course of such property (excluding prepaid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid or accrued related to the ownership, operation or maintenance of the property, including taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting , advertising, marketing and other expenses incurred in connection with the property, but specifically excluding our general overhead expenses which includes general legal expenses not related to any particular property) minus (c) reserve for replacement (which is an amount equal to $0.10 per square foot per annum for all retail, office and industrial properties and $300 per unit for all apartment properties) minus (d) the greater of (i) the actual property management fee paid during the period and (ii) an imputed management fee in the amount of 3% of the base rent revenues for the property for the period.

“Parity preferred” means all other series of preferred stock ranking on a parity with the Series C, D or E preferred stock, as applicable, as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable.

“Preferred dividends” means dividends accrued in respect of all preferred stock held by persons other than us.

“Regulated person” means with respect to Series C and Series D, any bank holding company, subsidiary of a bank holding company or other person or entity that is subject to the Bank Holding Company Act of 1956, as amended from time to time.

“Senior obligations” means any (i) debt other than accounts payable incurred in the ordinary course of our business and (ii) any equity securities which rank senior to the Series C or E preferred stock, as applicable, with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up.

“Series C make-whole price” means, for any share of Series C preferred stock, as of any date of determination, the sum of (a) the present value as of that date of determination of all remaining scheduled dividend payments of that share of Series C preferred stock until the tenth anniversary date, discounted by the discount rate, (b) the Series C liquidation preference and (c) all accrued and unpaid dividends thereon to such date of determination.

“Series E make-whole price” means, for any share of Series E preferred stock, as of any date of determination, the sum of (a) the present value as of that date of determination of all remaining scheduled dividend payments of that share of Series E preferred stock until the Series E fifth anniversary date, discounted by the discount rate, (b) the Series E liquidation preference and (c) all accrued and unpaid dividends thereon to that date of determination.

“Unencumbered Assets” means our real estate assets which are (a) wholly-owned by us; (b) at least 80% leased at the time of any determination, measured as a percentage of gross leasable area and excluding from the measurement any gross leasable areas undergoing redevelopment and (c) not encumbered by any lien.

“Unencumbered Asset Value” means, as of the date of determination, the sum of (a) the NOI generated by the Unencumbered Assets as of the last day of the three-fiscal month period most recently ended times 4 divided by 8.00% plus (b) the acquisition cost of Unencumbered Assets not owned for the entire three-fiscal month period most recently ended.

Transfer Agent and Registrar

The transfer agent and registrar for each of our Series C, D or E preferred stock is The Bank of New York Mellon.

Description of Depositary Shares

General

We may, at our option, elect to offer fractional shares of our preferred stock, rather than full shares of preferred stock. In such event, we will issue to the public receipts for depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular series of our preferred stock as described below.

The shares of any series of our preferred stock represented by depositary shares will be deposited under a deposit agreement between us and the depositary named in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of our preferred stock represented by such depositary share, to all the rights and preferences of the preferred stock represented thereby (including dividend, voting, redemption and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of our preferred stock in accordance with the terms of the offering. If depositary shares are issued, copies of the forms of deposit agreement and depositary receipt will be incorporated by reference in the registration statement of which this prospectus is a part, and the following summary is qualified in its entirety by reference to those documents.

Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of our preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of depositary shares owned by the holders. The depositary will distribute only such amount, however, as can be distributed without attributing to any holder of depositary shares a fraction of one cent, and the balance that is not distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make the distribution, in which case the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of the preferred stock shall be made available to the holders of depositary shares.

Redemption of Depositary Shares

If a series of our preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock that have been redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

After the date fixed for redemption, the depositary shares that are called for redemption will no longer be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the money, securities, or other property payable upon the redemption and any money, securities, or other property to which the holders of the depositary shares were entitled upon the redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of our preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of preferred stock represented by the depositary shares in accordance with the instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary may abstain from voting shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing the preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or the depositary only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution in respect of our preferred stock in connection with any liquidation, dissolution or winding up of our affairs and the distribution has been distributed to the holders of depositary receipts.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided to be for their accounts in the deposit agreement.

Miscellaneous

The depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the depositary and that we are required to furnish to holders of our preferred stock. Neither we nor the depositary will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of our respective duties thereunder and neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting our preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary in which event we will appoint a successor depositary after delivery of the notice of resignation or removal.

Restrictions on Ownership

In order to safeguard us against an inadvertent loss of our REIT status, the deposit agreement will contain provisions restricting the ownership and transfer of depositary shares. These restrictions will be described in the applicable prospectus supplement and will be referenced on the applicable depositary receipts.

Restrictions on Ownership and Transfer

To qualify as a REIT under the Internal Revenue Code, we must meet several requirements regarding the number of our stockholders and concentration of ownership of our shares. Our Charter contains provisions that restrict the ownership and transfer of our equity securities to assist us in complying with these Internal Revenue Code requirements. We refer to these restrictions as the “ownership limit.”

The ownership limit provides that, in general, no person may own more than 7.5% of the aggregate value of all outstanding stock of our Company. It also provides that:

•	a transfer that violates the limitation is void;

•	a transferee gets no rights to the shares that violate the limitation;

•	shares transferred to a stockholder in excess of the ownership limit are automatically exchanged, by operation of law, for shares of “excess stock”; and

•	the excess stock will be held by us as trustee of a trust for the exclusive benefit of future transferees to whom the shares of stock will ultimately be transferred without violating the ownership limit.

Pursuant to authority under our Charter, our Board of Directors has determined that the ownership limit does not apply to Mr. Charles J. Urstadt, our Chairman and Chief Executive Officer, and his affiliates and associates who currently own in the aggregate 45.81% and 0.17% of our outstanding common stock and Class A common stock, respectively. Such holdings represent approximately 40.90% of our outstanding voting interests. The ownership limitation may discourage a takeover or other transaction that some of our stockholders may otherwise believe to be desirable.

Ownership of our stock is subject to attribution rules under the Internal Revenue Code, which may result in a person being deemed to own stock held by other persons. Our Board of Directors may waive the ownership limit if it determines that the waiver will not jeopardize our status as a REIT. As a condition of such a waiver, the Board of Directors may require an opinion of counsel satisfactory to it or undertakings or representations from the applicant with respect to preserving our REIT status. We required no such waiver, opinion or undertakings with respect to Mr. Urstadt’s ownership rights.

Any person who acquires our stock must, on our demand, immediately provide us with any information we may request in order to determine the effect of the acquisition on our status as a REIT. If our Board of

Directors determines that it is no longer in our best interests to qualify as a REIT the ownership limitation will not be relevant. Otherwise, the ownership limit may be changed only by an amendment to our Charter by a vote of two-thirds of the voting power of our common equity securities.

Our Charter provides that any purported transfer that results in a direct or indirect ownership of shares of stock in excess of the ownership limit or that would result in the loss of our Company’s status as a REIT will be null and void, and the intended transferee will acquire no rights to the shares of stock. The foregoing restrictions on transferability and ownership will not be relevant if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. Our Board of Directors may, in its sole discretion, waive the ownership limit if evidence satisfactory to our Board of Directors and our tax counsel is presented that the changes in ownership will not then or in the future jeopardize our REIT status and our Board of Directors otherwise decides that such action is in our best interests. We have granted WFC Holdings and any subsequent holder of the Series E preferred stock a waiver, solely as to shares of the Series E preferred stock, of the 7.5% ownership limitation.

Shares of stock owned, or deemed to be owned, or transferred to a stockholder in excess of the ownership limit will automatically be exchanged for shares of “excess stock” that will be transferred, by operation of law, to us as trustee of a trust for the exclusive benefit of the transferees to whom such shares of stock may be ultimately transferred without violating the ownership limit. While the excess stock is held in trust, it will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote, and except upon liquidation it will not be entitled to participate in dividends or other distributions. Any distribution paid to a proposed transferee of excess stock prior to the discovery by us that stock has been transferred in violation of the provision of our Charter is required to be repaid to us upon demand.

The excess stock is not treasury stock, but rather constitutes a separate class of our issued and outstanding stock. The original transferee-stockholder may, at any time the excess stock is held by us in trust, transfer the interest in the trust representing the excess stock to any person whose ownership of shares of capital stock exchanged for such excess stock would be permitted under the ownership limit, at a price not in excess of:

•	the price paid by the original transferee-stockholders for shares of stock that were exchanged into excess stock, or

•	if the original transferee-stockholder did not give value for such shares (e.g., the shares were received through a gift, devise or other transaction), the average closing price for the class of stock from which such shares of excess stock were exchanged for the ten days immediately preceding such sale, gift or other transaction.

Immediately upon the transfer to the permitted transferee, the excess stock will automatically be exchanged back into shares of stock from which it was converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any shares of excess stock may be deemed, at our option, to have acted as an agent on behalf of us in acquiring the excess stock and to hold the excess stock on behalf of us.

In addition, we will have the right, for a period of 90 days during the time any shares of excess stock are held by us in trust, to purchase the excess stock from the purported transferee-stockholder at the lesser of:

•	the price initially paid for such shares by the purported transferee-stockholder, or if the purported transferee-stockholder did not give value for such shares (e.g., the shares were received through a gift, devise or other transaction), the average closing price for the class of stock from which such shares of excess stock were converted for the 30 days immediately preceding the date we elect to purchase the shares, and

•	the average closing price for the class of stock from which such shares of Excess Stock were converted for the ten trading days immediately preceding the date we elect to purchase such shares.

The 90-day period begins on the date notice is received of the violative transfer if the purported transferee-stockholder gives notice to us of the transfer, or, if no such notice is given, the date our Board of Directors determines that a violative transfer has been made.

All stock certificates bear a legend referring to the restrictions described above.

Every owner of more than 5%, or any lower percentage set by federal income tax laws, of outstanding stock generally must file a completed questionnaire with us containing information regarding his or her ownership. In addition, each stockholder must, upon demand, disclose in writing any information we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of stock on our status as a REIT and to ensure compliance with the ownership limitation.

CERTAIN PROVISIONS OF OUR CHARTER AND BYLAWS, MARYLAND LAW, OUR STOCKHOLDER RIGHTS PLAN AND CHANGE OF CONTROL AGREEMENTS

Provisions of Our Charter and Bylaws

Classification of Board, Vacancies and Removal of Directors

Our Charter provides that our Board of Directors is divided into three classes. Directors of each class serve for staggered terms of three years each, with the terms of each class beginning in different years. We currently have nine directors. The number of directors in each class and the expiration of the current term of each class is as follows:

Class I	3 directors	Expires 2013
Class II	3 directors	Expires 2014
Class III	3 directors	Expires 2012

At each annual meeting of our stockholders, successors of the directors whose terms expire at that meeting will be elected for a three-year term and the directors in the other two classes will continue in office. A classified board may delay, defer or prevent a change in control or other transaction that might involve a premium over the then-prevailing market price for our common stock and Class A common stock or other attributes that our stockholders may consider desirable. In addition, a classified board could prevent stockholders who do not agree with the policies of our Board of Directors from replacing a majority of the Board of Directors for two years, except in the event of removal for cause.

Our Charter provides that, subject to the rights of holders of our preferred stock, any director may be removed (a) only for cause and (b) only by the affirmative vote of not less than two-thirds of the common equities then outstanding and entitled to vote for the election of directors. Our Charter additionally provides that any vacancy occurring on our Board of Directors (other than as a result of the removal of a director) will be filled only by a majority of the remaining directors except that a vacancy resulting from an increase in the number of directors will be filled by a majority of the entire Board of Directors. A vacancy resulting from the removal of a director may be filled by the affirmative vote of a majority of all the votes cast at a meeting of the stockholders called for that purpose.

The provisions of our Charter relating to the removal of directors and the filling of vacancies on our Board of Directors could preclude a third party from removing incumbent directors without cause and simultaneously gaining control of our Board of Directors by filling, with its own nominees, the vacancies created by such removal. The provisions also limit the power of stockholders generally, and those with a majority interest, to remove incumbent directors and to fill vacancies on our Board of Directors without the support of incumbent directors.

Stockholder Action by Written Consent

Our Charter provides that any action required or permitted to be taken by our stockholders may be effected by a consent in writing signed by the holders of all of our outstanding shares of common equity securities entitled to vote on the matter. This requirement could deter a change of control because it could delay or deter the stockholders’ ability to take action with respect to us without convening a meeting.

Meetings of Stockholders

Our Bylaws provide for annual stockholder meetings to elect directors. Special stockholder meetings may be called by our Chairman, President or a majority of the Board of Directors or may be called by our Secretary at the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting. This requirement could deter a change of control because it could delay or deter the stockholders’ ability to take action with respect to us.

Stockholder Proposals and Director Nominations

Under our Bylaws, in order to have a stockholder proposal or director nomination considered at an annual meeting of stockholders, stockholders are generally required to deliver to us certain information concerning themselves and their stockholder proposal or director nomination not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (the “annual meeting anniversary date”); provided, however, that, if the annual meeting is scheduled to be held on a date more than 30 days before or more than 60 days after the annual meeting anniversary date, notice must be delivered to us not later than the close of business on the later of:

•	the 75th day prior to the scheduled date of such annual meeting or

•	the 15th day after public disclosure of the date of such meeting.

Failure to comply with such timing and informational requirements will result in such proposal or director nomination not being considered at the annual meeting. The purpose of requiring stockholders to give us advance notice of nominations and other business, and certain related information is to ensure that we and our stockholders have sufficient time and information to consider any matters that are proposed to be voted on at an annual meeting, thus promoting orderly and informed stockholder voting. Such Bylaw provisions could have the effect of precluding a contest for the election of our directors or the making of stockholder proposals if the proper procedures are not followed, and of delaying or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to have its own proposals approved.

Authorization of Consolidations, Mergers and Sales of Assets

Our Charter provides that any consolidation, merger, share exchange or transfer of all or substantially all of our assets must first be approved by the affirmative vote of a majority of our Board of Directors (including a majority of the Continuing Directors, as defined in our Charter) and thereafter must be approved by a vote of at least two-thirds of all the votes cast on such matter by holders of voting stock voting as a single class at a meeting of the stockholders. These provisions could make it more difficult for us to enter into any consolidation, merger or sale of assets as described above.

Amendment of our Charter and Bylaws

Our Charter may be amended with the approval of a majority of the Board of Directors (including a majority of the Continuing Directors) and the affirmative vote of a majority of the votes entitled to be cast on the matter, except that Charter provisions relating to the directors, the ownership limit, amendments to the Charter, indemnification, limitation of liability, the required percentage vote of stockholders for certain transactions and amendment of the Bylaws by directors may only be amended by the affirmative vote of holders of at least two-thirds of the stock then outstanding and entitled to vote. Our Bylaws may be amended only by the Board of Directors.

Indemnification; Limitation of Directors’ and Officers’ Liability

Our Charter provides that the Company has the power, by our Bylaws or by resolution of the Board of Directors, to indemnify directors, officers, employees and agents, provided that indemnification is consistent with applicable law. Our Bylaws provide that the Company will indemnify, to the fullest extent permitted from time to time by applicable law, its directors, officers, employees and agents and any person serving at its request as a director, officer or employee of another corporation or entity, who by reason of that status or service is or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding.

According to our Bylaws, indemnification will be against all liability and loss suffered and expenses, including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement, reasonably incurred by the indemnified person in connection with the proceeding. Our Bylaws provide, however, that the Company will not be required to indemnify a person in connection with an action, suit or proceeding initiated by that person unless it was authorized by the Board of Directors. Our Bylaws provide that the Company will pay or reimburse reasonable expenses in advance of final disposition of a proceeding and without requiring a preliminary determination of the ultimate entitlement to indemnification, provided that the individual seeking payment provides (a) a written affirmation of the individual’s good faith belief that the individual meets the standard of conduct necessary for indemnification under the laws of the State of Maryland, and (b) a written undertaking to repay the amount advanced if it is ultimately determined that the applicable standard of conduct has not been met. Our Charter limits the liability of the Company’s officers and directors to the Company and its stockholders for money damages to the maximum extent permitted by Maryland law.

The Company has entered into indemnification agreements with certain of its directors, indemnifying them against expenses, settlements, judgments and levies incurred in connection with any action, suit or proceeding, whether civil or criminal, where the individual’s involvement is by reason of the fact that he is or was a director.

The Maryland General Corporation Law (the “MGCL”) permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to the corporation or at the corporation’s request, unless it is established that (i) the act or omission of the person was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (ii) the person actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful. The MGCL does not permit indemnification in respect of any proceeding in which the person seeking indemnification is adjudged to be liable to the corporation. Further, a person may not be indemnified for a proceeding brought by that person against the corporation, except (i) for a proceeding brought to enforce indemnification or (ii) if the corporation’s charter or bylaws, a resolution of the board of directors or an agreement approved by the board of directors to which the corporation is a party expressly provides otherwise. Under the MGCL, reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by the corporation in advance of final disposition of the proceeding upon receipt by the corporation of (i) a written affirmation by the person of his or her good faith belief that the standard of conduct necessary for indemnification has been met and (ii) a written undertaking by or on behalf of the person to repay the amount if it shall ultimately be determined that the standard of conduct has not been met. The MGCL also requires a corporation (unless limited by the corporation’s charter) to indemnify a director or officer who is successful, on the merits or otherwise, in the defense of any proceeding against reasonable expenses incurred by the director in connection with the proceeding in which the director or officer has been successful. Our Charter contains no such limitation. The MGCL permits a corporation to limit the liability of its officers and directors to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services; or (ii) a final judgment adverse to the person is entered based on a finding that the person’s act or omission was the result of active or deliberate dishonesty and was material to the cause of action adjudicated.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Provisions of Maryland Law

Business Combinations

Under Maryland law, certain “business combinations” between us and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our stock, an affiliate of ours who, at any time within the previous two years was the beneficial owner of 10% or more of the voting power of our stock (who the statute terms an “interested stockholder”), or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the person became an interested stockholder. The business combinations that are subject to this law include mergers, consolidations, share exchanges or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities. After the five-year period has elapsed, a proposed business combination with any such party must be recommended by the Board of Directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our outstanding voting stock; and

•	two-thirds of the votes entitled to be cast by holders of the outstanding voting stock, excluding shares held by the interested stockholder, unless, among other conditions, the stockholders receive a fair price, as defined by Maryland law, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions do not apply, however, to business combinations that the Board of Directors approves or exempts before the time that the interested stockholder becomes an interested stockholder. Our Charter provides that these provisions do not apply to transactions between us and any person who owned 20% of the common stock of a predecessor to the Company as of December 31, 1996, or such person’s affiliates. As of that date, only Mr. Charles J. Urstadt, Chairman and Chief Executive Office of the Company, owned that percentage of our common stock.

Control Share Acquisitions

Maryland law provides that “control shares” acquired in a “control share acquisition” have no voting rights unless approved by the affirmative vote of two-thirds of all votes entitled to be cast on the matter, excluding shares owned by the acquiror or by officers of ours or employees of ours who are also directors. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power, other than by revocable proxy, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of ownership of, or the power to direct the voting power of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel our Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the stockholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror is then entitled to direct the exercise of a majority of all voting power, then all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions of our stock approved or exempted by our Charter or Bylaws.

Our Bylaws exempt from the Maryland control share statute any and all acquisitions of our common stock or preferred stock by any person (and his associates) who, as of December 31, 1996, owned in excess of

20% of the then outstanding shares of common stock of a predecessor to the Company. As of December 31, 1996, only Mr. Charles J. Urstadt, Chairman and Chief Executive Officer of the Company, beneficially owned in excess of 20% of the outstanding common shares of that entity. The Board of Directors has the right, however, to amend this exemption at any time in the future.

Dissolution Requirements

Maryland law generally permits the dissolution of a corporation if approved (a) first by the affirmative vote of a majority of the entire Board of Directors declaring such dissolution to be advisable and directing that the proposed dissolution be submitted for consideration at an annual or special meeting of stockholders, and (b) upon proper notice being given as to the purpose of the meeting, then by the stockholders of the corporation by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. This provision of the Maryland law could delay or deter our liquidation.

Additional Provisions of Maryland Law

Maryland law also provides that Maryland corporations that are subject to the Exchange Act and have at least three outside directors can elect by resolution of the board of directors to be subject to some corporate governance provisions that may be inconsistent with the corporation’s charter and bylaws. Under the applicable statute, a board of directors may classify itself without the vote of stockholders. A board of directors classified in that manner cannot be altered by amendment to the charter of the corporation. Further, the board of directors may, by electing into applicable statutory provisions and notwithstanding the charter or bylaws:

•	provide that a special meeting of stockholders will be called only at the request of stockholders, entitled to cast at least a majority of the votes entitled to be cast at the meeting;

•	reserve for itself the right to fix the number of directors;

•	provide that a director may be removed only by the vote of the holders of two-thirds of the stock entitled to vote;

•	retain for itself sole authority to fill vacancies created by the death, removal or resignation of a director; and

•	provide that all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors, in office, even if the remaining directors do not constitute a quorum.

In addition, a director elected to fill a vacancy under this provision will serve for the balance of the unexpired term and until a successor is elected and qualifies instead of until the next annual meeting of stockholders. A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval. A corporation may be prohibited by its charter or by resolution of its board of directors from electing any of the provisions of the statute. We are not prohibited from implementing any or all of the statute.

Under Maryland law, our Board of Directors may amend our Charter without stockholder action to effect a reverse stock split with respect to any class of shares, provided the Board does not cause a combination of more than 10 shares of stock into one share in any 12-month period. According to the terms of our Series C, D and E preferred stock, no such amendment may materially and adversely affect the provision of such series without the consent of the holders thereof.

While certain of these provisions are already contemplated by our Charter and Bylaws, the law would permit our Board of Directors to override further changes to the Charter or Bylaws. If implemented, these provisions could discourage offers to acquire our common stock or Class A common stock and could increase the difficulty of completing an offer.

Stockholder Rights Plan

We have adopted a stockholder rights plan. Under the terms of this plan, we can in effect prevent a person or a group from acquiring more than 10% of the combined voting power of our outstanding shares of common stock and Class A common stock because, after (a) the person acquires more than 10% of the combined voting power of our outstanding common stock and Class A common stock, or (b) the commencement of a tender offer or exchange offer by any person (other than us, any one of our wholly owned subsidiaries or any of our employee benefit plans, or any exempted person (as defined below)), if, upon consummation of the tender offer or exchange offer, the person or group would beneficially own 30% or more of the combined voting power of our outstanding shares of common stock and Class A common stock, all other stockholders will have the right to purchase securities from us at a price that is less than their fair market value, which would substantially reduce the value and influence of the stock owned by the acquiring person. Our Board of Directors can prevent the plan from operating by approving of the transaction and redeeming the rights. This gives our Board of Directors significant power to approve or disapprove of the efforts of a person or group to acquire a large interest in our Company. The rights plan exempts acquisitions of common stock and Class A common stock by Mr. Charles J. Urstadt, members of his family and certain of his affiliates.

Change of Control Agreements

We have entered into change of control agreements with certain of our senior executives providing for the payment of money to these executives upon the occurrence of a change of control of our Company as defined in these agreements. If, within 18 months following a change of control, we terminate the executive’s employment other than for cause, or if the executive elects to terminate his employment with us for reasons specified in the agreement, we will pay the executive an amount equal to twelve months of the executive’s base salary in effect at the date of the change of control and will: (a) continue in effect for a period of twelve months, for the benefit of the executive and his family, life and health insurance, disability, medical and other benefit programs in which the executive participates, provided that the executive’s continued participation is possible, or (b) if such continued participation is not possible, arrange to provide for the executive and his family similar benefits for the same period. In addition, our Compensation Committee has the discretion under our restricted stock plan to accelerate the vesting of outstanding restricted stock awards in the event of a change of control. These provisions may deter changes of control of our Company because of the increased cost for a third party to acquire control of our Company.

Possible Anti-Takeover Effect of Certain Provisions of Our Charter and Bylaws, Maryland Law, Stockholder Rights Plan and Change of Control Agreements

Certain provisions of our Charter and Bylaws, certain provisions of Maryland law, our stockholder rights plan and our change of control agreements with our officers could have the effect of delaying or preventing a transaction or a change in control that might involve a premium price for stockholders or that they otherwise may believe is desirable.

Interests of Mr. Charles J. Urstadt

Mr. Charles J. Urstadt, our Chairman and Chief Executive Officer, beneficially owns 3,871,369 shares of common stock and 35,000 shares of Class A common stock constituting approximately 40.90% of the voting power of our outstanding common equity securities. In view of the common equity securities beneficially owned by Mr. Urstadt, Mr. Urstadt may control a sufficient percentage of the voting power of our common equity securities to effectively block certain proposals which require a vote of our stockholders. In addition, under Maryland law, certain business combinations between us and an interested stockholder will require the recommendation of our Board of Directors and the affirmative vote of at least (a) 80% of the outstanding shares of our common equity securities and (b) two-thirds of the outstanding shares of our common equity securities not held by such interested stockholder or its affiliates unless, among other things, certain “fair price” and other conditions are met. In view of the common equity securities beneficially owned by Mr. Urstadt, Mr. Urstadt may control a sufficient percentage of the voting power of common equity securities to effectively block a proposal respecting a business combination under these provisions of Maryland law with an interested stockholder.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes certain material federal income tax consequences to us and to our stockholders generally relating to our treatment as a REIT.

The laws governing the federal income tax treatment of a REIT and its stockholders are highly technical and complex. This summary is for general information only, and does not purport to address all of the tax issues that may be important to you. In addition, except to the extent discussed in “—Taxation of Tax-Exempt Stockholders” and “—Taxation of Non-U.S. Stockholders” below, this section does not address the tax issues that may be important to stockholders subject to special treatment under the federal income tax laws, including (but not limited to) a stockholder that is:

•	a tax-exempt organization,

•	a broker-dealer, financial institution, or insurance company,

•	a non-U.S. person,

•	a trust, estate, or regulated investment company,

•	a partnership or other pass-through entity (or an investor in such entity),

•	subject to alternative minimum tax,

•	holding our stock as part of a hedge, straddle, or conversion transaction,

•	a person with a “functional currency” other than the U.S. dollar, or

•	a U.S. expatriate.

This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed herein.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF INVESTING IN OUR SECURITIES AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH INVESTMENT AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

We elected to be taxed as a REIT under the federal income tax laws beginning with our taxable year ended October 31, 1970. We believe that we have operated in a manner qualifying us as a REIT since our election and intend to continue so to operate.

In connection with this registration statement, Baker & McKenzie LLP has rendered an opinion that we qualified to be taxed as a REIT under the federal income tax laws for our taxable years ended October 31, 2008 through October 31, 2010, and our organization and current method of operation will enable us to continue to qualify as a REIT for our taxable year ending October 31, 2011 and in the future. You should be aware that the opinion is based on current law and is not binding on the IRS or any court. In addition, the opinion is based on customary assumptions and on our representations as to factual matters.

It must be emphasized that the opinion of tax counsel is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by our management regarding our organization, assets, income, and the past, present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by tax counsel or by us that we will qualify as a REIT for any particular year.

Our qualification as a REIT depends on our ability to meet, on a continuing basis, qualification tests in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentages of our assets that fall within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. We describe the REIT qualification tests in more detail below. For a discussion of the tax treatment of us and our stockholders if we fail to qualify as a REIT, see “—Failure to Qualify,” below.

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we generally will be subject to federal tax in the following circumstances:

•	We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to stockholders.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we generally will pay a 100% tax on:

•	the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by

•	a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from earlier periods, we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•	In the event of a failure to satisfy any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test as described below under “—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets causing such failure, we will pay a tax equal to the greater of $50,000 or the amount determined by multiplying the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests by the highest corporate tax rate (currently 35%).

•	In the event we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

Requirements for Qualification

A REIT is an entity that meets each of the following requirements:

1.	It is managed by trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.	Not more than 50% of its outstanding shares or ownership certificates (as measured by value) is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year (the “closely held test”).

7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met in order to elect and maintain REIT status.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated the closely held test, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under the closely held test, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of the closely held test.

We have issued sufficient shares of our stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of the shares of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of shares of our stock are described under “Description of Capital Stock—Restrictions on Ownership and Transfer” elsewhere in the accompanying prospectus.

We have several corporate subsidiaries, including “qualified REIT subsidiaries,” and interests in unincorporated domestic entities. For U.S. federal income tax purposes, a corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities and items of income, deduction and credit of a “qualified REIT subsidiary” are treated as assets, liabilities and items of income, deduction and credit of the REIT. A “qualified REIT subsidiary” is a corporation all of the capital stock of which is owned by the REIT and for which no election has been made to treat such corporation as a “taxable REIT subsidiary.”

An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “—Asset Tests”) is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate shares are based on our proportionate interest in the capital interests in the partnership.

A REIT may own up to 100% of the stock of a “taxable REIT subsidiary,” or TRS. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities will automatically be treated as a TRS. We will not be treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by a TRS to us will be an asset in our hands, and we will treat the distributions paid to us from such TRS, if any, as income. This treatment may affect our compliance with the gross income and asset tests. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. A TRS may not directly or indirectly operate or manage any health care facilities or lodging facilities or provide rights to any brand name under which any health care facility or lodging facility is operated. We currently own stock of two TRSs, and may form one or more TRSs in the future.

Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets, other than property held primarily for sale to customers in the ordinary course of business;

•	income from the operation, and gain from the sale of, certain property acquired at or in lieu of foreclosure on a lease of, or indebtedness secured by, such property (“foreclosure property”); and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our shares of beneficial interest or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we receive such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, or gain from the sale or disposition of stock or securities. Certain types of gross income, including gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business, is excluded from both the numerator and the denominator for purposes of the income tests.

A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets would not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.”

We will generally be subject to tax at the maximum corporate rate on any net income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, although foreclosure property status may be terminated earlier upon the occurrence of certain events or may be extended if an extension is granted by the IRS.

We have no foreclosure property as of the date of this prospectus

Rent that we receive from real property that we own and lease to tenants will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if each of the following conditions is met:

•	The rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•	Neither we nor a direct or indirect owner of 10% or more of our shares may own, actually or constructively, 10% or more of a tenant from whom we receive rent (other than a TRS). Rent we receive from a TRS will qualify as “rents from real property” if at least 90% of the leased space of the property is rented to persons other than TRSs and 10%-owned tenants, the amount of rent paid by the TRS is substantially comparable to the rent paid by the other tenants of the property for comparable space and the rent is not attributable to a modification of a lease with a “controlled TRS” (i.e., a TRS in which we own, directly or indirectly, 50% of the voting power or value of the stock).

•	We generally must not operate or manage our real property or furnish or render services to our tenants, other than through an independent contractor who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an independent contractor, but instead may provide services directly, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Further, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income.

In addition, the amount of rent that is attributable to personal property leased in connection with a lease of real property will qualify as “rents from real property” but only if such amount is no more than 15% of the total rent received under the lease. The allocation of rent between real and personal property is based on the relative fair market values of the real and personal property.

We believe that the rents we receive, other than rent received from our TRS, meet all of these conditions.

Income and gain from certain hedging transactions that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such is excluded from gross income for purposes of the 95% gross income test and, for transactions entered into after July 30, 2008, also for purposes of the 75% gross income test. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, or entered into and to satisfy other identification requirements. We intend to structure our transactions so as not to jeopardize our status as a REIT.

If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect; and

•	following such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of the Company,” even if the relief provisions apply, we generally would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% or the 95% gross income test, multiplied by a fraction intended to reflect our profitability.

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest on debt secured by a mortgage on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the interest income attributable to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

Under a second set of asset tests, except for securities in the 75% asset class, securities in a TRS or qualified REIT subsidiary, and equity interests in partnerships:

•	not more than 5% of the value of our total assets may be represented by securities of any one issuer (the “5% value test”);

•	we may not own securities that possess more than 10% of the total voting power of the outstanding securities of any one issuer (the “10% vote test”); and

•	subject to certain exceptions, we may not own securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer (the “10% value test”).

In addition, no more than 25% of the value of our total assets may consist of securities (other than those that are qualifying assets for purposes of the 75% asset test), and not more than 25% of the value of our total assets may be represented by securities of one or more TRSs.

For purposes of the 10% value test, debt instruments issued by a partnership are not classified as “securities” to the extent of our interest as a partner in such partnership (based on our proportionate share of the partnership’s equity interests and certain debt securities) or if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test. For purposes of the 10% value test, the term “securities” also does not include debt securities issued by another REIT, certain “straight debt” securities (for example, qualifying debt securities of a corporation of which we own no more than a de minimis amount of equity interest), loans to individuals or estates, and accrued obligations to pay rent.

We believe that our existing assets are qualifying assets for purposes of the 75% asset test. We also believe that any additional real property that we acquire, loans that we extend and temporary investments that we make generally will be qualifying assets for purposes of the 75% asset test, except to the extent that the principal balance of any loan exceeds the value of the associated real property or to the extent the asset is a loan that is not deemed to be an interest in real property. We intend to monitor the status of our acquired assets for purposes of the various asset tests and manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that we violate the 5% value test, 10% vote test, or 10% value test described above at the end of any quarter of each taxable year, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of the assets that caused the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of the assets that caused the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure, (ii) file a schedule with the IRS describing the assets that caused such failure and (iii) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

•	90% of our after-tax income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three-months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “—Taxation of Taxable U.S. Stockholders” below. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

It is possible that, from time to time, we may experience timing differences between:

•	the actual receipt of income and actual payment of deductible expenses, and

•	the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income.

As a result of the foregoing, unless, for example, we raise funds by a borrowing or pay taxable dividends of our capital stock or debt securities, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the 4% excise tax described above or even to meet the 90% distribution requirement.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding shares. We have complied, and we intend to continue to comply, with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Income Tests” and “—Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In addition, we may be required to pay penalties and/or interest in respect of such tax. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. To the extent of our current and accumulated earnings and profits, any distributions to stockholders in any such year generally would be taxed as ordinary dividend income. Distributions to individual, trust and estate stockholders may be eligible to be treated as qualified dividend income, which currently is taxed at capital gains rates through 2010. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

This section is a summary of rules governing the U.S. federal income taxation of U.S. stockholders (defined below) for general information only. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS ON OWNERSHIP OF THE SHARES OF OUR STOCK. For purposes of this summary, the term “U.S. stockholder” means a holder of our stock that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States,

•	corporation created or organized under the laws of the United States, or of any state thereof, or the District of Columbia,

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or

•	any trust (i) with respect to which a United States court is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions or (ii) that has a valid election in place to be treated as a U.S. person.

As long as we qualify as a REIT, a taxable U.S. stockholder must take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations.

A U.S. stockholder generally will recognize distributions that we properly designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held its stock. A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we timely designate the amount, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its shares of our stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid. If we make such an election, we may, if supported by reasonable authority that it will not jeopardize our status as a REIT, make such an election only with respect to capital gains allocable to our Common Stock and Class A Common Stock.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s shares of our stock. Instead, the distribution will reduce the adjusted basis of such shares of our stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her shares of our stock as long-term capital gain, or short-term capital gain if the shares of our stock have been held for one year or less, assuming the shares of our stock are a capital asset in the hands of the U.S. stockholder. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to dividends on our preferred stock and then to dividends on our common equity. If, for any taxable year, we elect to designate as capital gain dividends any portion of the distributions paid for the year to our stockholders, the portion of the amount so designated (not in excess of our net capital gain for the year) that will be allocable to the holders of our preferred stock will be the amount so designated, multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Internal Revenue Code) paid to the holders of our preferred stock for the year and the denominator of which will be the total dividends paid to the holders of all classes of our stock for the year.

Dividends paid to a U.S. stockholder generally will not qualify for the 15% tax rate for “qualified dividend income.” Currently the maximum federal income tax rate for qualified dividend income is 15% for tax years through 2012. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to individual, trust and estate U.S. stockholders. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (1) attributable to dividends received by us from non-REIT corporations, such as a TRS, and (2) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a U.S. stockholder must hold our stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our stock becomes ex-dividend.

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder will not be treated as passive activity income, and as a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses.

Taxation of U.S. Stockholders on the Disposition of Stock

In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of his or her shares of our stock as long-term capital gain or loss if the U.S. stockholder has held the shares of our stock for more than one year. However, a U.S. stockholder must treat any loss upon a sale or exchange of shares of our stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and other distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of the shares of our stock may be disallowed if the U.S. stockholder purchases other shares of substantially identical stock within 30 days before or after the disposition.

Capital Gains and Losses

The tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The current maximum tax rate on long-term capital gain applicable to individual taxpayers is 15%, which rate, absent Congressional action, will apply until December 31, 2012. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate which of the two rates is applicable to such a distribution (or portions thereof).

A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

•	comes within certain exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding may be credited against the stockholder’s income tax liability.

New Legislation Regarding Medicare Tax

With respect to taxable years beginning after December 31, 2012, certain U.S. stockholders, including individuals and estates and trusts, will be subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which may include dividends and net gains from the disposition of shares of stock. U.S. stockholders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in our stock.

Taxation of Tax Exempt Stockholders

This section is a summary of rules governing the U.S. federal income taxation of U.S. stockholders that are tax-exempt entities for general information only. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS ON OWNERSHIP OF THE SHARES OF OUR STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their “unrelated business taxable income.” While many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of shares of our stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, certain types of tax-exempt entities are subject to unrelated business taxable income under rules that are different from the general rules discussed above, which may require them to characterize distributions that they receive from us as unrelated business taxable income. In certain circumstances, a pension trust could be required to treat a percentage of the dividends received from a “pension-held REIT” as UBTI. We intend that certain restrictions on ownership and transfer of our stock should generally prevent us from becoming a pension-held REIT. If we were to become a pension-held REIT, these rules generally would apply only to certain pension trusts that held more than 10% of our stock.

Taxation of Non-U.S. Stockholders

This section is a summary of the rules governing the U.S. federal income taxation of non-U.S. stockholders. For purposes of this discussion, the term “non-U.S. stockholder” means a holder of our Class A common stock that is not a U.S. stockholder or an entity treated as a partnership for U.S. federal income tax purposes. The rules governing the U.S. federal income taxation of non-U.S. stockholders are complex and this summary is for general information only. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS ON OWNERSHIP OF THE SHARES OF OUR STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” as defined below, and that we do not designate as a capital gain dividend or retained capital gain, will recognize ordinary income to the extent of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions, and also may be subject to the 30% branch profits tax if the non-U.S. stockholder is a corporation. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us, or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. stockholder will not incur tax on a distribution on shares of our stock in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of those shares. Instead, the distribution will reduce the adjusted basis of those shares. A non-U.S. stockholder will be subject to tax on a distribution on shares of our stock that exceeds both our current and accumulated earnings and profits and the adjusted basis of those shares if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of those shares as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Under the “FIRPTA” rules discussed below, we are generally required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we generally will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

A non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of “United States real property interests” under special provisions of the federal income tax laws known as the “Foreign Investment in Real Property Act of 1980” (or “FIRPTA”). The term “United States real property interests” includes interests in U.S. real property and shares in corporations at least 50% of whose assets consist of interests in U.S. real property. Under those rules, subject to the exception discussed below for distributions on shares of a class of stock that is regularly traded on an established securities market to a less-than-5% holder of such class, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on this distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless the exception described in the next paragraph applies, we must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold.

Capital gain distributions to the holders of shares of a class of our stock that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as (1) that class of stock is regularly traded on an established securities market and (2) the non-U.S. stockholder did not own more than 5% of that class of stock during the one-year period ending on the date of distribution. As a result, non-U.S. stockholders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.

Moreover, if a non-U.S. stockholder disposes of our stock during the 30-day period preceding a dividend payment, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire our stock within 61 days of the 1st day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a U.S real property interest capital gain to such non-U.S. stockholder, then such non-U.S. stockholder shall be treated as having U.S. real property interest capital gain in an amount that, but for the disposition, would have been treated as U.S. real property interest capital gain.

A non-U.S. stockholder generally will not incur tax under FIRPTA on gain from the sale of our stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% of such stock, as measured by value. We cannot assure you that that test will be met. In addition, a non-U.S. stockholder that owned, actually or constructively, 5% or less of the shares of a class of stock at all times during a specified testing period will not incur tax on such gain under FIRPTA if the shares of that class of stock are regularly traded on an established securities market. If the gain on the sale of stock is taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

A non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or

•	the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Additional Withholding Requirements

Under recently enacted legislation, the relevant withholding agent may be required to withhold 30% of dividends and the gross proceeds from a sale or other disposition of our stock paid after December 31, 2012 to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and meets certain other specified requirements. Prospective investors are urged to consult with their tax advisors regarding the possible implication of this legislation in respect of an investment in our stock.

State and Local Taxes

We and/or our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our stock.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby from time to time through agents to the public or to investors, to or through one or more underwriters for resale to the public or to investors, in “at the market offerings” within the meaning of Rule 415 of the Securities Act, to or through a market maker or into an existing trading market on the exchange or otherwise, directly to investors in privately negotiated transactions or through a combination of any of these methods of sale. Any underwriter or agent involved in the offer and sale of the securities will be named in a prospectus supplement.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices, any of which may represent a discount from the prevailing market price. We also may, from time to time, authorize underwriters acting as agents to offer and sell the securities upon the terms and conditions set forth in any prospectus supplement. In connection with the sale of offered securities, underwriters may be deemed to have received compensation from us in the formal underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions (which may be changed from time to time) from the underwriters and/or from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in a prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them from us or from purchasers of the securities and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

Unless otherwise specified in a prospectus supplement, each series of the securities will be a new issue with no established trading market, other than our common stock and Class A common stock which are both currently traded on the New York Stock Exchange. We may elect to list any series of preferred stock or depositary shares on the New York Stock Exchange, on another exchange, or on the NASDAQ Stock Market, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the securities.

Rules of the SEC may limit the ability of any underwriter to bid for or purchase securities before the distribution of the shares of common stock is completed. However, underwriters may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

If so indicated in a prospectus supplement, we will authorize dealers acting as our agents to solicit offers by certain institutions to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the principal amount of the securities sold pursuant to the delayed delivery contracts will not be less nor more than, the respective amounts stated in the prospectus supplement.

Institutions with which delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except (i) the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if the offered securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the securities less the principal amount thereof covered by delayed delivery contracts. A commission indicated in the prospectus supplement will be paid to agents and underwriters soliciting purchases of the securities pursuant to delayed delivery contracts accepted by us. Agents and underwriters shall have no responsibility in respect of the delivery or performance of delayed delivery contracts.

Certain of the underwriters , agents and their affiliates may be customers of, engage in transactions with, and perform services for, us in the ordinary course of business.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference certain information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the Commission subsequent to this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which have been filed with the Commission.

•	Our Annual Report on Form 10-K for the fiscal year ended October 31, 2010;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2011, April 30, 2011 and July 31, 2011;

•	Our Current Reports on Form 8-K filed on December 28, 2010, May 18, 2011, June 8, 2011 (solely as to the information contained in Item 5.07) and September 19, 2011;

•	The description of our common stock, which is registered under Section 12 of the Exchange Act, contained in our Form 8-A, filed on March 12, 1997 with the SEC under Section 12(b) of the Exchange Act and including any additional amendment or report filed for the purpose of updating such description;

•	The description of our Class A common stock, which is registered under Section 12 of the Exchange Act, contained in our Form 8-A, filed on June 17, 1998, as amended by our Form 8-A/A filed on August 3, 1998 with the SEC under Section 12(b) of the Exchange Act and including any additional amendment or report filed for the purpose of updating such description;

•	The description of our Series C Cumulative Preferred Stock, which is registered under Section 12 of the Exchange Act, contained in our Form 8-A, filed on September 9, 2003, as amended by our Form 8-A/A, filed on September 17, 2003 with the SEC under Section 12(b) of the Exchange Act and including any additional amendment or report filed for the purpose of updating such description; and

•	The description of our Series D Cumulative Preferred Stock, which is registered under Section 12 of the Exchange Act, contained in our Form 8-A, filed on April 11, 2005 with the SEC under Section 12(b) of the Exchange Act and including any additional amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus all documents that we may subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment terminating this registration statement, including all documents that we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of first filing this registration statement and prior to the effectiveness of this registration statement, provided, however, that we are not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless, and to the extent, specified in any such Current Report on Form 8-K. Any statement herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the documents which are incorporated by reference in this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Investor Relations, Urstadt Biddle Properties Inc., 321 Railroad Avenue, Greenwich, CT 06830, or by calling Investor Relations directly at (203) 863-8200.

LEGAL MATTERS

The validity of the common stock, Class A common stock and preferred stock will be passed upon for us by Miles & Stockbridge P.C., Baltimore, Maryland. The validity of the depositary shares and delayed delivery contracts will be passed upon for us by Baker & McKenzie LLP, New York, New York. Also, certain federal income tax matters will be passed upon by Baker & McKenzie LLP.

EXPERTS

Our consolidated financial statements and related financial statement schedules for the fiscal years ended October 31, 2010 and October 31, 2009 and the effectiveness of our internal control over financial reporting as of October 31, 2010 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended October 31, 2010 have been audited by PKF, an independent registered public accounting firm, as set forth in its report thereon, and have been incorporated herein in reliance on said report of such firm given on its authority as experts in auditing and accounting in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by us may be inspected without charge at the public reference room of the SEC, which is located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of the reports, proxy statements and other information from the public reference room, upon the payment of the prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at www.sec.gov that contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC. You can inspect the reports, proxy statements and other information on this website.

This prospectus, which constitutes part of a registration statement on Form S-3 filed with the SEC, does not include all of the information, undertakings and exhibits included in such registration statement. Copies of the full registration statement can be obtained from the SEC as indicated above, or from us.

2,500,000 Shares
Class A Common Stock

Deutsche Bank Securities

Preliminary Prospectus Supplement
Subject to completion, dated October 1, 2012